                                                                     EXHIBIT 2.3


                           ASSET PURCHASE AGREEMENT


                                 BY AND AMONG

                                  WEC COMPANY
                                  ("BUYER"),

                      TRU-PART MANUFACTURING CORPORATION
                                 ("COMPANY"),

                                CAL PROPERTIES
                              ("CAL PROPERTIES"),


                                      AND

                             to Section 15.11 only

                  Benjamin B. Calmenson, Calvin B. Calmenson
                     Robert L. Calmenson AND Buddy Howell
                               ("SHAREHOLDERS")





                                 July 1, 1999

                               TABLE OF CONTENTS

ARTICLE

1.   Purchase and Sale of Assets ........................................   2
     1.1. Assets to be Transferred.......................................   2
     1.2. Excluded Assets................................................   4

2.   Assumption of Liabilities...........................................   5
     2.1. Liabilities to be Assumed......................................   5
     2.2. Liabilities Not to be Assumed..................................   6

3.   Purchase Price - Payment............................................   6
     3.1. Purchase Price.................................................   6
     3.2. Payment of Purchase Price......................................   6
     3.3. Determination of Company Purchase Price........................   7
     3.4. Prorations.....................................................  10
     3.5. Other Payments and Adjustments.................................  10
     3.6. Allocation of Purchase Price...................................  11

4.   Representations and Warranties of Company and Shareholders..........  11
     4.1. Corporate......................................................  11
     4.2. Authority......................................................  12
     4.3. No Violation...................................................  12
     4.4. Financial Statements...........................................  13
     4.5. Tax Matters....................................................  13
     4.6. Accounts Receivable............................................  14
     4.7. Inventory......................................................  14
     4.8. Absence of Certain Changes.....................................  14
     4.9. Absence of Undisclosed Liabilities.............................  16
     4.10. No Litigation.................................................  16
     4.11. Compliance With Laws and Orders...............................  16
     4.12. Title to and Condition of Properties..........................  18
     4.13. Insurance.....................................................  21
     4.14. Contracts and Commitments.....................................  21
     4.15. Labor Matters.................................................  23
     4.16. Employee Benefit Plans........................................  24
     4.17. Employment Compensation.......................................  25
     4.18. Trade Rights..................................................  25
     4.19. Major Customers and Suppliers.................................  26
     4.20. Product Warranty and Product Liability........................  27
     4.21. Affiliates' Relationships to Company..........................  27
     4.22. Assets Necessary to Business..................................  27
     4.23. No Brokers or Finders.........................................  27
     4.24. Copies of Certain Documents...................................  28

     4.25. Underlying Documents..........................................  28
     4.26. Business of Company...........................................  28
     4.27. Disclosure of Material Facts..................................  28

5.   Representations and Warranties of CAL Properties....................  28
     5.1. Partnership....................................................  29
     5.2. Authority......................................................  29
     5.3. No Violation...................................................  29
     5.4. Compliance With Laws and Orders................................  30
     5.5. Title to and Condition of Properties...........................  31

6.   Representations and Warranties of Buyer.............................  33
     6.1. Corporate......................................................  33
     6.2. Authority......................................................  33
     6.3. No Brokers or Finders..........................................  34
     6.4. No Violation...................................................  34
     6.5. Disclosure.....................................................  34

7.   Employees - Employee Benefits.......................................  34
     7.1. Transferred Employees..........................................  34
     7.2. Payroll Tax....................................................  34
     7.3. Severance Pay..................................................  35
     7.4. Participation in Buyer Plans...................................  35
     7.5. COBRA..........................................................  35
     7.6. Termination of Qualified Plans.................................  36

8.   Other Matters.......................................................  36
     8.1. Title Commitment...............................................  36
     8.2. Environmental and Health and Safety Audits.....................  37
     8.3. Noncompetition; Confidentiality................................  37
     8.4. Product Liability Matters......................................  38
     8.5. Use of Company's Name..........................................  38
     8.6. Unemployment Compensation......................................  39
     8.7. Property Leases................................................  39
     8.8. Delivery of Schedules..........................................  39

9.   Further Covenants of Company........................................  39
     9.1. Access to Information and Records..............................  39
     9.2. Conduct of Business Pending the Closing........................  40
     9.3. Change of Corporate Name.......................................  41
     9.4. No Negotiations................................................  41
     9.5. Consents.......................................................  41
     9.6. Other Action...................................................  41
     9.7. Disclosure.....................................................  41

10.  Conditions Precedent to Buyer's Obligations.........................  41
     10.1. Representations and Warranties True on the Closing Date.......  41
     10.2. Compliance With Agreement.....................................  41
     10.3. Absence of Litigation.........................................  42
     10.4. Consents and Approvals........................................  42
     10.5. Title Insurance...............................................  42
     10.6. Hart-Scott-Rodino Waiting Period..............................  42
     10.7. Environmental and Health and Safety Audit.....................  42
     10.8. Due Diligence.................................................  42
     10.9. Employment Agreement..........................................  42
     10.10. Escrow Agreement.............................................  42
     10.11. Lease Agreements.............................................  42
     10.12. Noncompetition Agreements....................................  42

11.  Conditions Precedent to Obligations of Sellers......................  43
     11.1. Representations and Warranties True on the Closing Date.......  43
     11.2. Compliance With Agreement.....................................  43
     11.3. Absence of Litigation.........................................  43
     11.4. Hart-Scott-Rodino Waiting Period..............................  43
     11.5. Escrow Agreement..............................................  43
     11.6. Lease Agreements..............................................  43

12.  Indemnification.....................................................  43
     12.1. By Company and CAL Properties.................................  43
     12.2. By Buyer......................................................  44
     12.3. Indemnification of Third Party Claims.........................  44
     12.4. Payment.......................................................  45
     12.5. Limitations on Indemnification................................  45

13.  Closing.............................................................  47
     13.1. Documents to be Delivered by Company and CAL Properties.......  47
     13.2. Documents to be Delivered by Buyer............................  48

14.  Termination.........................................................  49
     14.1. Right of Termination Without Breach...........................  49
     14.2. Termination by Buyer..........................................  49
     14.3. Termination by Sellers........................................  49
     14.4. Effect of Termination.........................................  50

15.  Miscellaneous.......................................................  50
     15.1. Further Assurance.............................................  50
     15.2. Disclosures and Announcements.................................  50
     15.3. Assignment; Parties in Interest...............................  50
     15.4. Amendment and Modification....................................  51
     15.5. Notice........................................................  51

     15.6. Expenses......................................................  53
     15.7. Entire Agreement..............................................  53
     15.8. Counterparts..................................................  53
     15.9. Headings......................................................  54
     15.10. Governing Law................................................  54
     15.11. Shareholder Guarantee........................................  54
     15.12. Glossary of Terms............................................  54

                              Disclosure Schedule

1.1(a)    Owned Real Property
1.1(d)    Personal Property Leases
1.2(d)    Notes Receivable
1.2(i)    Excluded Contracts
2.1(c)    Other Liabilities
3.2(e)    Purchase Price Adjustment
3.6       Allocation of Purchase Price
4.1(c)    Qualification to do Business
4.1(d)    No Subsidiaries
4.3       No Violation
4.4       Financial Statements
4.5(b)    Tax Returns Filed
4.5(c)    Tax Audits
4.5(d)    Consolidated Group
4.5(e)    Other Tax Matters
4.6       Accounts Receivable
4.7       Inventory
4.8       Absence of Certain Changes
4.9       Absence of Undisclosed Liabilities
4.10      No Litigation
4.11(a)   Compliance
4.11(b)   Permits and Licenses
4.11(c)   Environmental Matters
4.12(a)   Marketable Title
4.12(c)   Real Property
4.12(f)   Company Further Covenants
4.13      Insurance
4.14(a)   Real Property Leases
4.14(b)   Personal Property Leases
4.14(c)   Purchase Commitments
4.14(d)   Sales Commitments
4.14(e)   Contracts with Affiliates
4.14(g)   Collective Bargaining Agreements
4.14(h)   Loan Agreements
4.14(i)   Guarantees
4.14(k)   Burdensome on Restrictive Agreements
4.14(l)   Other Material Contracts
4.14(m)   No Default
4.15      Labor Matters
4.16(a)   Disclosure and Delivery of Documents
4.16(b)   Title IV of ERISA
4.16(c)   Multiemployer Plans

4.16(d)   Controlled Group Status
4.16(e)   Severance and Post-Retirement Benefits
4.16(f)   Payments and Compliance
4.17      Employment Compensation
4.18(a)   Trade Rights
4.18(b)   Year 2000 Compliant
4.19(a)   Major Customers
4.19(b)   Major Suppliers
4.19(c)   Dealers and Distributors
4.20      Product Warranty and Product Liability
4.21(a)   Contracts with Affiliates
4.21(b)   Affiliate Adverse Interests
4.21(c)   Affiliate Obligations
4.26      Business of Company
5.1(c)    CAL Properties Qualifications to do Business
5.4(a)    CAL Properties Compliance
5.4(b)    CAL Properties Permits and Licenses
5.4(c)    CAL Properties Environmental Matters
5.5(a)    CAL Properties Marketable Title
5.5(f)    CAL Properties Further Covenants
7.1       Transferred Employees
7.5       COBRA
8.7       Property Leases

                           ASSET PURCHASE AGREEMENT


     ASSET PURCHASE AGREEMENT (this "Agreement") dated July 1, 1999, by and among WEC COMPANY, a Delaware corporation ("Buyer"), TRU-PART MANUFACTURING CORPORATION, a Minnesota corporation ("Company"), CAL PROPERTIES a (Minnesota) general partnership ("CAL Properties") and as to Section 15.11 only, Benjamin B. Calmenson, Calvin B. Calmenson, Robert L. Calmenson and Buddy Howell ("Shareholders.").

                                   RECITALS

     A. Company is engaged in the distribution of agricultural equipment parts including but not limited to products marketed under the brand name "TISCO" (the "Business").

     B. Company's facilities consist of Company headquarters in West Saint Paul, Minnesota, which is leased from CAL Properties, and warehouses located in West Saint Paul, Minnesota; Sacramento, California; Nashville, Tennessee; Dallas, Texas; and Richmond, Virginia (collectively, the "Facilities").

     C. Buyer desires to purchase from Company and Company desires to sell to Buyer the Business and substantially all of the property and assets of Company.

     D. Buyer desires to purchase from CAL Properties and CAL Properties desires to sell to Buyer the Owned Real Property.

     E. A Glossary of Defined Terms is set forth in Section 15.12 of this Agreement.

     THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

                                    ARTICLE
                                      1.
                          PURCHASE AND SALE OF ASSETS

     1.1. Assets to be Transferred. Subject to the terms and conditions of this Agreement, on the Closing Date: (a) CAL Properties shall sell, transfer, convey, assign and deliver to Buyer or an affiliate of Buyer, the Owned Real Property and (b) Company shall sell, transfer, convey, assign, and deliver to Buyer or an affiliate of Buyer, all of the business, rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated) of Company, together with all rights and privileges associated with such assets and with the business of the Company, other than the Excluded Assets (the "Company Assets," and together with the Owned Real Property, the "Purchased Assets"). Company and CAL Properties are sometimes herein referred to collectively as "Sellers." The Purchased Assets shall include, but not be limited to, the following:

          (a)  Owned Real Property. All of the real property, including land,
               -------------------
     buildings, fixtures, improvements, and all appurtenant rights owned by CAL Properties, described on Schedule 1.1(a) (the "Owned Real Property").

          (b)  Personal Property. All machinery, equipment, vehicles, tools,
               -----------------
     supplies, spare parts, furniture and all other personal property (other than personal property leased pursuant to Personal Property Leases) owned, utilized or held for use by Company on the Closing Date.

          (c)  Inventory. All inventories of raw materials, work-in-process and
               ---------
     finished goods and parts (including all such in transit or at remote locations) of Company on the Closing Date, together with related packaging materials (collectively the "Inventory").

          (d)  Personal Property Leases. All leases of machinery, equipment,
               ------------------------
     vehicles, furniture and other personal property leased by Company, including all such leases (the "Personal Property Leases") described in
     Schedule 1.1(d).

          (e)  Trade Rights. All of the Company's interest in any Trade Rights.
               ------------
     As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names, and brand names associated with the Company's business, including without limitation the "TISCO" name and associated marks, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, knowhow, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and noncompetition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing.

          (f)  Contracts. All of the Company's rights in, to and under all
               ---------
     contracts, purchase orders and sales orders (the "Contracts") of Company other than Excluded Contracts. To the extent that any Contract for which assignment to Buyer is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Company and Buyer agree to use their reasonable best efforts (without any requirement on the part of Buyer or Company or CAL Properties to pay any money or agree to any change in the terms of any such Contract) to obtain the consent of such other party to the assignment of any such Contract to Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Company agrees to cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Contract, including enforcement at the cost and for the account of Buyer of any and all rights of Company against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Buyer, upon notice to Company, shall have no obligation pursuant to Section 1.1(f) or otherwise with respect to any such Contract and any such Contract shall not be deemed to be a Purchased Asset hereunder.

          (g)  Computer Software. All computer source codes, programs and other
               -----------------
     software of Company, including all machine readable code, printed listings of code, documentation and related property and information of Company.

          (h)  Literature. All sales literature, promotional literature,
               ----------
     catalogs and similar materials of Company.

          (i)  Records and Files. All records, files, invoices, customer lists,
               -----------------
     blueprints, specifications, designs, drawings, accounting records, business records, operating data and other data of Company related to the Purchased Assets.

          (j)  Notes and Accounts Receivable. All notes, drafts and accounts
               -----------------------------
     receivable of Company, except for those described in Sections 1.2(d), 1.2(e) and 1.2(g) hereof.

          (k)  Licenses; Permits. All licenses, permits and approvals of
               --------
     Company.

          (l)  Business Names. The business name "TISCO", and all rights to use
               --------------
     or allow others to use such name, and the corporate name "Tru-Part Manufacturing Corporation" or proximate variations thereof.

          (m)  General Intangibles. All prepaid items, all causes of action
               -------------------
     arising out of occurrences before or after the Closing, and other intangible rights and assets.

     1.2. Excluded Assets. The provisions of Section 1.1 notwithstanding, Company and CAL Properties shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer shall not purchase or accept the following assets of Company and CAL Properties (collectively the "Excluded Assets"):

          (a)  Consideration. The consideration delivered by Buyer to Company
               -------------
     and CAL Properties pursuant to this Agreement.

          (b)  Tax Credits and Records. Federal, state and local income and
               -----------------------
     franchise tax credits and tax refund claims and associated returns and records. Buyer shall have reasonable access to such returns and records and may make excerpts therefrom and copies thereof.

          (c)  Corporate Franchise. Company's franchise to be a corporation, its
               -------------------
     certificate of incorporation, corporate seal, stock books, minute books and other corporate records having exclusively to do with the corporate organization and capitalization of

     Company; provided, however, that Company shall change its corporate name as provided in Section 9.4, below. Buyer shall have reasonable access to such books and records and may make excerpts therefrom and copies thereof.

          (d)  Notes Receivable. Notes receivable owed to Company from CAL
               ----------------
     Properties as described in Schedule 1.2(d).

          (e)  Obligations of Affiliates. Notes, drafts, accounts receivable or
               -------------------------
     other obligations for the payment of money, made or owed by any Affiliate. For purposes of this Agreement, the term "Affiliate" shall mean and include all shareholders, directors and officers of Company.

          (f)  Life Insurance Policies. Life insurance policies insuring the
               -----------------------
     lives of Benjamin B. Calmenson and Calvin B. Calmenson, including the cash surrender value thereof.

          (g)  N-Complete. Company's investment in N-Complete as reflected on
               ----------
     the Recent Balance Sheet (including the note receivable from N-Complete in the principal amount of $70,000).

          (h)  Cash and Cash Equivalents. All cash and cash equivalents of
               -------------------------
     Company, whether on hand, in banks or other depository institutions, including petty cash balances at Company's various places of business.

          (i)  Excluded Contracts. The contracts described in Schedule 1.2(i)
               ------------------
     (the "Excluded Contracts")

                                    ARTICLE
                                      2.
                           ASSUMPTION OF LIABILITIES

     2.1. Liabilities to be Assumed. As used in this Agreement, the term "Liability" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or contingent, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to perform and discharge the following, and only the following, Liabilities of Company (collectively, the "Assumed Liabilities"):

          (a)  Final Closing Balance Sheet Liabilities. The Liabilities
               ---------------------------------------
     reflected or reserved against on the Final Closing Balance Sheet, but only in the aggregate amounts so reflected or reserved against.

          (b)  Employee Obligations. Those liabilities referred to in Sections
               --------------------
     7.3 and 7.5.

          (c)  Other Liabilities. Those liabilities disclosed on Schedule
               -----------------
     2.1(c).

     2.2. Liabilities Not to be Assumed. Except as and to the extent specifically set forth in Section 2.1, Buyer is not assuming any Liabilities of Sellers and all such Liabilities shall be and remain the responsibility of Company or CAL Properties, as the case may be. Notwithstanding the generality of the provisions of Section 2.1, Buyer is not assuming the following Liabilities of Sellers:

          (a)  Indebtedness. Any indebtedness to any shareholder or to Wells
               ------------
     Fargo, formerly known Norwest Bank Minnesota, N.A.

          (b)  N-Complete Liabilities. Any Liabilities relating to Company's
               ----------------------
     investment in N-Complete.

                                    ARTICLE
                                      3.
                           PURCHASE PRICE - PAYMENT

     3.1. Purchase Price. The consideration to be paid for the Company Assets ("Company Purchase Price") shall be provided by payment of the Cash Amount and Buyer's assumption of the Assumed Liabilities.

          (a)  The "Cash Amount" shall be equal to:

               (i) Thirty-Nine Million Five Hundred Thousand Dollars ($39,500,000); minus

               (ii)  the book value of the assets described in Sections 1.2(d),
          (e), (f) and (g) as of the Closing Date; plus or minus, as the case may be,

               (iii) the Purchase Price Adjustment.

          (b) The purchase price for the Owned Real Property ("Owned Property Purchase Price") shall be One Million Two Hundred Fifty Eight Thousand Dollars ($1,258,000), plus or minus the Prorations.

     3.2. Payment of Purchase Price. The Company Purchase Price and the Owned Property Purchase Price shall be paid by Buyer as follows:

          (a)  Assumption of Liabilities. At the Closing, Buyer shall deliver to
               -------------------------
     Company such documents and instruments as are reasonably required to evidence Buyer's assumption of the Assumed Liabilities.

          (b)  Cash to Escrow Agent. At the Closing, Buyer shall deliver to the
               --------------------
     escrow agent pursuant to an escrow agreement in a form mutually satisfactory to each of the Sellers and the Buyer (the "Escrow Agreement"), the sum of One Million Five Hundred Thousand Dollars ($1,500,000) (the "Escrow Amount").

          (c)  Cash to Company. At the Closing, Buyer shall deliver to Company
               ---------------
     the estimated Cash Amount, as calculated pursuant to the Estimated Closing Balance Sheet, less the Escrow Amount.

          (d)  Cash to CAL Properties. At the Closing, Buyer shall deliver to
               ----------------------
     CAL Properties the Owned Property Purchase Price.

          (e)  Purchase Price Adjustment. The Company Purchase Price shall be
               -------------------------
     adjusted (the "Purchase Price Adjustment") upward or downward, on a dollar-for-dollar basis (with interest at a rate equal to the Wall Street Journal's "prime rate" as in effect on the Closing Date, calculated from the Closing Date until the date of payment), by the amount that the Company's Average Working Capital as reflected in the Final Closing Balance Sheet is greater or less than $12,996,771. For purposes hereof, the term "Average Working Capital" shall mean the difference (whether positive or negative) obtained when the sum of the Company's Average Accounts Payable and Average Accrued Expenses is subtracted from the sum of the Company's Average Inventories and Average Accounts Receivable. For purposes of this Agreement the terms Average Accounts Payable, Average Accrued Expenses, Average Inventories and Average Accounts Receivable shall mean the arithmetic average of each such account over the twelve full calendar months immediately preceding the month in which the Closing occurs. For illustration purposes, attached hereto as Schedule 3.2(e) are such account balances for the calendar months of June 1998 through May 1999. The parties acknowledge that such balances are correct for purposes of calculating the Average Working Capital. The parties acknowledge that in calculating the Average Working Capital, there shall be excluded the following amounts: (i) the balance, if any, on the Company's line of credit, (ii) any accrual of interest with respect to notes to shareholders, and (iii) the amount, if any, by which the outstanding checks written by the Company, together with any cash withdrawals from Company accounts, exceeds the cash balance of the Company. On or before the fifth business day following the final determination of the Final Closing Balance Sheet (the "Settlement Date"), either Company shall pay to Buyer or Buyer shall pay to Company the Purchase Price Adjustment.

          (f)  Method of Payment. All payments under this Section 3.2 shall be
               -----------------
     made by wire transfer of immediately available funds to an account designated by the recipient not less than 48 hours prior to the time for payment specified herein.

     3.3. Determination of Company Purchase Price.

          (a)  Estimated Closing Balance Sheet. For purposes of determining the
               -------------------------------
     estimated Company Purchase Price payable by the Buyer at the Closing, not less than ten (10) business days prior to the Closing Date, Company shall, in consultation with the Buyer, prepare and deliver to Buyer a balance sheet of Company as of the close of business on the business day immediately prior to the Closing Date which shall represent Company's reasonable estimate of the Final Closing Balance Sheet. Such balance sheet shall be in form and detail identical to, and in its accounting principles and policies consistent in every respect with, the Recent Balance Sheet, and shall be accompanied by schedules setting forth in reasonable detail all assets and liabilities included therein. Such balance sheet or the accompanying schedules shall contain sufficient detail as to Company Assets and Assumed Liabilities for the determination of estimated Average Working Capital. In the event Buyer shall object to any of the information set forth on the Estimated Closing Balance Sheet or accompanying schedules as presented by Company, the parties shall negotiate in good faith and agree on appropriate adjustments to the end that such balance sheet and accompanying schedules reflect a reasonable estimate of the Final Closing Balance Sheet and estimated Average Working Capital (the Estimated Balance Sheet as determined by the parties pursuant to this subsection is herein referred to as the "Estimated Closing Balance Sheet"). In connection with the determination of the Estimated Closing Balance Sheet, Company shall provide to Buyer such information and detail as Buyer shall reasonably request.

          (b)  Final Closing Balance Sheet. The balance sheet of Company
               ---------------------------
     prepared as of the Closing Date and certified, at Buyer's sole expense, by Buyer's independent accountants ("Buyer's Accountants") shall be prepared as follows:

               (i) Within 45 days after the Closing Date, Buyer shall deliver to Company a balance sheet of Company as of the Closing Date, prepared in accordance with generally accepted accounting principles from the books and records of Company, on a basis consistent with the accounting principles theretofore followed by Company in the preparation of the Recent Balance Sheet and the Estimated Closing Balance Sheet, and fairly presenting the financial position of Company as of the Closing Date. For purposes of preparing the Final Closing Balance Sheet the parties agree that the reserve for obsolete inventory, the reserve for bad debt and the credit memo accrual will reflect a balance which is no greater than the balance for each such account on the Recent Balance Sheet. The balance sheet shall be accompanied by detailed schedules of Company Assets and Assumed Liabilities and by a report of Buyer's Accountants (1) setting forth the amount of accounts payable, accrued expenses, inventories and accounts receivable reflected in the balance sheet, (2) stating that
          (a) the examination of the balance sheet has been made in accordance with generally accepted auditing standards and (b) the balance sheet has been prepared in accordance with generally accepted accounting principles, on a basis consistent with the accounting principles theretofore followed by Company, except as otherwise provided in this
          Section 3.3, and (3) setting forth the amount of the Purchase Price Adjustment and by whom to be paid pursuant to Section 3.2 hereof.

               (ii) Within 30 days following the delivery of the balance sheet referred to in (i) above, Company or its independent accountants ("Company's Accountants") may object to any of the information contained in said balance sheet or accompanying schedules which could affect the necessity or amount of any payment by Buyer or Company pursuant to Section 3.2 hereof. Any such such objection shall be made in writing and shall state Company's determination of the amount of Average Working Capital.

               (iii) In the event of a dispute or disagreement relating to the balance sheet, schedules, or Purchase Price Adjustment which Buyer and Company are unable to resolve by good faith discussions, either Buyer or Company may elect to have all such disputes or disagreements resolved by an accounting firm of nationally recognized standing (the "Third Accounting Firm") to be mutually selected by Company and Buyer or, if no agreement is reached, by Company's Accountants and Buyer's Accountants. The Third Accounting Firm shall make a resolution of the balance sheet of Company as of the Closing Date including a calculation of Average Working Capital as of the Closing Date and a determination of the Purchase Price Adjustment which shall be final, binding and enforceable as an arbitration award for all purposes. The Third Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days of submission of the balance sheet to it and, in any case, as soon as practicable after such submission. The fees and expenses for the services of the Third Accounting Firm shall be shared by Buyer and Company as follows:

               Company shall pay a percentage of such fees and expenses equal to A/(A+B) and Buyer shall pay a percentage of such fees and expenses equal to B/(A+B), where A is equal to the absolute value of the difference (in dollars) between the Purchase Price Adjustment as finally determined by the Third Accounting Firm and the Purchase Price Adjustment as reflected in the objection prepared and delivered by Company in accordance with Section 3.2(c)(ii), and B is equal to the absolute value of the difference (in dollars) between the Purchase Price Adjustment as finally determined by the Third Accounting Firm and Purchase Price Adjustment as reflected in the report prepared and delivered by Buyer in accordance with Section 3.2(c)(i), provided that if the Purchase Price Adjustment as reflected in the Company's objection is less than that determined by the Third Accounting Firm, Buyer shall pay one hundred percent (100%) of such fees and expenses; provided further that if the Purchase Price Adjustment is as determined by the Third Accounting Firm is less than the amount shown in the report delivered by the Buyer, Sellers shall pay one hundred percent (100%) of such fees and expenses. As used in this Agreement, the term "Final Closing Balance Sheet" shall mean the balance sheet of Company as of the Closing Date as finally determined for purposes of this Article 3, whether by acquiescence of Company in the figures supplied by Buyer in accordance with Section 3.2(b)(i), by negotiation and agreement of the parties, or by the Third Accounting Firm in accordance with Section 3.2(b)(iii).

               (iv) Buyer agrees to permit Company and Company's Accountants, during normal business hours, to have reasonable access to, and to examine and make copies of, all books and records of Company, including but not limited to the books, records, schedules, work papers and audit programs of Buyer and

          Buyer's Accountants and access to representatives of Buyer's Accountants, which documents and access are necessary to review the balance sheet delivered by Buyer in accordance with Section 3.2. In addition, Company's Accountants shall have the opportunity to observe the taking of the inventory in connection with the preparation of such balance sheet. Company similarly agrees to permit Buyer's Accountants and their respective representatives, during normal business hours, to have reasonable access to any books and records of Company which do not constitute Purchased Assets, in order to enable them to prepare such balance sheet.

     3.4. Prorations. The following prorations (the "Prorations") relating to the Purchased Assets shall be made as of the Closing Date, with Company or CAL Properties, as the case may be, liable to the extent such items relate to any time period up to the Closing Date (if not already taken into account on the Final Closing Balance Sheet) and Buyer liable to the extent such items relate to the Closing Date and periods subsequent to the Closing Date. Except as otherwise specifically provided herein, the net amount of all Prorations shall be settled and paid on the Settlement Date as provided by Section 3.2(e) hereof:

          (a) Personal property taxes, real estate taxes and assessments, and other taxes, if any, on or with respect to the Purchased Assets; provided that special assessments for work actually commenced or levied prior to the date of this Agreement shall be paid by Company or CAL Properties, as the case may be, only to the extent such assessments are actually due prior to the Closing Date. All amounts due after the Closing Date shall be paid by Buyer.

          (b) Rents, additional rents, taxes and other items payable by Company under any lease, license, permit, contract or other agreement or arrangement to be assigned to or assumed by Buyer.

          (c) The amount of rents, taxes and charges for sewer, water, fuel, telephone, electricity and other utilities; provided that, if practicable, meter readings shall be taken at the Closing Date and the respective obligations of the parties determined in accordance with such readings.

          (d) All other items normally adjusted in connection with similar transactions.

If the actual expense of any of the above items for the billing period within which the Closing Date falls is not known on the Settlement Date, the proration shall be made based on the expense incurred in the previous billing period, for expenses billed less often than quarterly, and on the average expense incurred in the preceding three billing periods, for expenses billed quarterly or more often. Company agrees to furnish Buyer with such documents and other records as shall be reasonably requested in order to confirm all proration calculations.

     3.5. Other Payments and Adjustments. The amount of wages and other remuneration due in respect of periods up to the Closing Date to employees of Company shall be paid by Company directly to such employees. Except to the extent reserved for on the Final Closing

Balance Sheet, Buyer shall receive a credit on the Settlement Date in an amount equal to all vacation pay unpaid by Company as of the Closing Date attributable to any period or partial period of employment by Company prior to the Closing Date, plus employee payroll taxes applicable thereto due or to become due, for Transferred Employees of Company who shall be employed by Buyer after the Closing and (i) who have not as of the Closing Date taken vacation time earned prior to Closing, or (ii) who have not earned vacation time as of the Closing Date but who would have earned vacation time for any such period or partial period of employment prior to the Closing (on a pro rata basis) had they continued as employees of Company to the date when such vacation pay would have accrued to them. Buyer shall pay any such credited or accrued amounts to the Transferred Employees or, at its election, recognize equivalent days of vacation time.

     3.6. Allocation of Purchase Price. The aggregate Company Purchase Price (including the assumption by Buyer of the Assumed Liabilities) shall be allocated among the Purchased Assets for tax purposes in accordance with
Schedule 3.6. Company and Buyer shall follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service ("IRS") under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), or any regulations thereunder, Buyer and Company shall disclose such reports to the other prior to filing with the IRS.

                                    ARTICLE
                                      4.
                REPRESENTATIONS AND WARRANTIES OF COMPANY AND
                                 SHAREHOLDERS

     Company makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedules (the "Schedules") delivered to Buyer prior to the closing of the transactions contemplated by this Agreement and shall survive the Closing of the transactions provided for herein for a period of two years.

     4.1. Corporate.

          (a)  Organization. Company is a corporation duly organized, validly
               ------------
     existing and in good standing under the laws of the State of Minnesota.

          (b)  Corporate Power. Company has all requisite corporate power and
               ---------------
     authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and to carry out the transactions contemplated hereby and thereby.

          (c)  Qualification. Company is duly licensed or qualified to do
               -------------
     business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary except where such failure would not be material to the business, financial condition or results of operation of Company taken as a whole, (such effect, with reference to the Company, or, for purposes of Article 5, with reference to CAL Properties, "Material Adverse Effect"). The states in which Company is licensed or qualified to do business are listed in
     Schedule 4.1(c).

          (d)  No Subsidiaries. Except as set forth in Schedule 4.1(d), Company
               ---------------
     does not own any interest in any corporation, partnership or other entity.

     4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors and shareholders of Company. No other or further corporate act or proceeding on the part of Company is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Company pursuant hereto shall constitute, valid binding agreements of Company, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

     4.3. No Violation. Neither the execution and delivery by Company of this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto, nor the consummation by Company of the transactions contemplated hereby and thereby (a) shall violate any applicable statute, law, ordinance, rule or regulation (collectively, the "Laws") or order, writ, injunction, judgment, plan or decree (collectively, the "Orders"), (b) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), shall require any authorization, consent, approval, exemption or other action by or notice to any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether body, whether federal, state, municipal, foreign or other (collectively, "Government Entities") (including, without limitation, under any "plant closing" or similar law), or (c) subject to obtaining the consents referred to in
Schedule 4.3, shall violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or shall result in the termination of, or accelerate the performance required by, or result in the creation of any Lien other than a Permitted Lien upon any of the assets of Company under, any term or provision of the corporate charter or Bylaws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company is a party or by which Company or any of its assets or properties may be bound or affected.

     4.4. Financial Statements. Included as Schedule 4.4 are true and complete copies of the financial statements of Company consisting of (i) balance sheets of Company as of November 28, 1998, November 29, 1997 and November 30, 1996, and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Grant Thornton, LLP, independent auditors for Company for such years, and (ii) an unaudited balance sheet of Company as of May 31, 1999 (the "Recent Balance Sheet"), and the related unaudited statements of income and cash flows for the six (6) months then ended and for the corresponding period of the prior year (including the notes and schedules contained therein or annexed thereto). All of such financial statements (including all notes and schedules contained therein or annexed thereto) are complete and accurate, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, for the absence of footnote disclosure and year-end adjustments) applied on a consistent basis, have been prepared in accordance with the books and records of Company, and fairly present, in accordance with generally accepted accounting principles, the assets, liabilities and financial position, the results of operations and cash flows of Company as of the dates and for the years and periods indicated.

     4.5. Tax Matters.

          (a)  Provision For Taxes. The provision made for taxes on the Recent
               -------------------
     Balance Sheet is sufficient in all material respects for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed at the date of the Recent Balance Sheet, for all years and periods prior thereto. Since the date of the Recent Balance Sheet, Company has not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices of Company.

          (b)  Tax Returns Filed. Except as set forth on Schedule 4.5(b), all
               -----------------
     federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of Company have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. Company has duly withheld and paid over as required all taxes which it is required to withhold and pay over relating to salaries and other compensation heretofore paid to employees of Company.

          (c)  Tax Audits. The federal and state income tax returns of Company
               ----------
     have been audited by the Internal Revenue Service and appropriate state taxing authorities for the periods and to the extent set forth in Schedule 4.5(c), and, except as set forth in Schedule 4.5(c), Company has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of any underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by Company. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

          (d)  Consolidated Group. Schedule 4.5(d) lists every year Company was
               ------------------
     a member of an affiliated group of corporations that filed a consolidated tax return on which the statute of limitations does not bar a federal tax assessment, and each corporation that has been part of such group.

          (e)  Other. Except as set forth in Schedule 4.5(e), since January 1,
               -----
     1994 Company has not (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under
     Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that shall not be deductible because of Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement.

     4.6. Accounts Receivable. All accounts receivable of Company reflected on the Recent Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm's length sales actually made in the ordinary course of the Business; are, to Company's Knowledge, collectible (net of the reserves shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course; are subject to no counterclaim or setoff; and are not in dispute. Schedule 4.6 contains a schedule of aged accounts receivable included in the Recent Balance Sheet. All accounts receivable of Company reflected on the Final Closing Balance Sheet shall represent arm's length sales actually made in the ordinary course of the Business and shall be collectible (net of the reserve shown on the Final Closing Balance Sheet for doubtful accounts) in the ordinary course without the necessity of commencing legal proceedings and shall be subject to no counterclaim or setoff. As used in this Agreement, the term "Company's Knowledge" shall mean the actual knowledge of the Shareholders, L.W. Templeton and D. Thomas Griep.

     4.7. Inventory. Except as set forth on Schedule 4.7, all inventory of Company reflected on the Recent Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of the Business and is valued in accordance with generally accepted accounting principles at the lower of cost (on a LIFO basis) or market. All inventory purchased since the date of such balance sheet consists of a quality and quantity usable and saleable in the ordinary course of the Business. Except as set forth in Schedule 4.7, all inventory of Company is located on premises owned or leased by Company as reflected in this Agreement. Neither Company nor, to Company's Knowledge, any such customer is in material breach of the terms of any obligation to the other, and, to Company's Knowledge, no valid grounds exist for any setoff of amounts billable to such customers on the completion of orders to which work-in-process relates. All work-in-process is of a quality ordinarily produced in accordance with the requirements of the orders to which such work-in-process is identified, and shall require no material rework with respect to services performed prior to Closing.

     4.8. Absence of Certain Changes. Except as and to the extent set forth in
Schedule 4.8, since the date of the Recent Balance Sheet there has not been:

          (a)  Adverse Change. Any material adverse change in the financial
               --------------
     condition, assets, Liabilities, business, prospects or operations of Company;

          (b)  Damage. Any loss, damage or destruction in excess of Twenty-Five
               ------
     Thousand Dollars ($25,000) whether covered by insurance or not, affecting Company's business or properties;

          (c)  Increase in Compensation. Except in the ordinary course of
               ------------------------
     business and consistent with past practice, any increase in excess of Five Thousand Dollars ($5,000) per individual per year or Fifty Thousand Dollars ($50,000) for all employees in the aggregate in the compensation, salaries or wages payable or to become payable to any employee or agent of Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

          (d)  Labor Disputes. Any labor dispute or disturbance, other than
               --------------
     routine grievances which, individually and in the aggregate, are not material to the business, financial condition or results of operations of Company;

          (e)  Commitments. Any commitment or transaction by Company (including,
               -----------
     without limitation, any borrowing or capital expenditure) other than in the ordinary course of the Business consistent with past practice;

          (f)  Dividends. Any declaration, setting aside, or payment of any
               ---------
     dividend or any other distribution in respect of Company's capital stock; any redemption, purchase or other acquisition by Company of any capital stock of Company, or any security relating thereto; or any other payment to any shareholder of Company in such person's capacity as a shareholder;

          (g)  Disposition of Property. Any sale, lease or other transfer or
               -----------------------
     disposition of any properties or assets of Company, except for the sale of inventory items in the ordinary course of the Business;

          (h)  Indebtedness. Any indebtedness for borrowed money incurred,
               ------------
     assumed or guaranteed by Company except in the ordinary course of business;

          (i)  Liens. Any Lien made on any of the properties or assets of
               -----
     Company except for Permitted Liens;

          (j)  Amendment of Contracts. Any entering into, amendment or
               ----------------------
     termination by Company of any contract, or any waiver of material rights thereunder, other than in the ordinary course of the Business;

          (k)  Loans and Advances. Any loan or advance (other than advances to
               ------------------
     employees in the ordinary course of the Business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any officer, director or employee of Company, or any Shareholder or Affiliate;

          (l)  Credit. Any grant of credit to any customer or distributor on
               ------
     terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of Company's policies or practices with respect to the granting of credit; or

          (m)  Unusual Events. Any other event or condition not in the ordinary
               --------------
     course of the Business that would be reasonable likely to have a Material Adverse Effect.

     4.9. Absence of Undisclosed Liabilities. Except as and to the extent specifically reserved against in the Recent Balance Sheet or disclosed in
Schedule 4.9, Company does not have any Liabilities other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of the Business and consistent with past practice and none of which has or shall have a Material Adverse Effect on the Company. Except as and to the extent described in the Recent Balance Sheet or in Schedule 4.9, the Company has no knowledge of any basis for the assertion against Company of any Liability and, to Company's Knowledge, there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to Liabilities, except commercial liabilities and obligations incurred in the ordinary course of the Business and consistent with past practice.

     4.10. No Litigation. Schedule 4.10 identifies all actions, suits, proceedings, claims, arbitration, investigation or inquiry, whether civil, criminal or administrative ("Litigation") to which Company or any of its directors have been parties since January 1, 1994. Except as set forth in
Schedule 4.10 there is no Litigation pending or, to Company's Knowledge, threatened against Company, its directors (in such capacity), its business or any of its assets. To Company's knowledge, there is no basis for any Litigation.

     4.11. Compliance With Laws and Orders.

          (a)  Compliance. Except as set forth in Schedule 4.11(a), Company
               ----------
     (including each and all of its operations, practices, properties and assets) is in compliance in all material respects with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws. Except as set forth in Schedule 4.11(a), neither (i) Company nor its business or assets is subject to any Order of any Government Entities, and (ii) Company has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by Company with any Government Entity have been filed, and were accurate and complete in all material respects when filed. Without limiting the generality of the foregoing:

               (i) The operation of Company's business as it is now conducted does not, nor, to Company's Knowledge, does any condition existing at any of the Facilities, in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted.

               (ii) Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

               (iii) Company has delivered to Buyer copies of all reports of Company since January 1, 1994 required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

          (b)  Permits and Licenses. Company has all permits, licenses,
               --------------------
     approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the Business (as presently conducted) and operation of the Facilities except where such failure would not result in a Material Adverse Effect. All such licenses, permits, approvals, authorizations and consents are described in Schedule 4.11(b), are in full force and effect and except as otherwise noted on
     Schedule 4.11(b) are assignable to Buyer in accordance with the terms hereof. Except as set forth in Schedule 4.11(b), Company (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents, except where such failure would not have a Material Adverse Effect.

          (c)  Environmental Matters. The applicable Laws relating to pollution
               ---------------------
     or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts, in effect and as adopted at the time of Closing, are herein collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this Section 4.11, Company is in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except where the failure to so comply would not have a Material Adverse Effect. Except as set forth in Schedule 4.11(c), there is no Litigation nor any demand, claim, hearing or notice of violation pending or threatened against Company relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. To Company's Knowledge, except as set forth in Schedule 4.11(c), there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any Liability, including, without limitation, Liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

     4.12. Title to and Condition of Properties.

          (a)  Marketable Title. Company has good and marketable and, in the
               ----------------
     case of the Real Property, insurable, title to all the Company Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except; (i) those described in Schedule 4.12(a), (ii) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings (and which have been sufficiently accrued or reserved against in the Recent Balance Sheet), (iii) municipal and zoning ordinances and easements for public utilities, none of which materially interfere with the use of the property as currently utilized, (iv) mechanics' carriers,' workers' or other like liens arising in the ordinary course of business, (v) minor imperfections of title which do not individually, or in the aggregate, impair the continued use of the real property assets and fixtures to which they relate in the operation of the Business as currently conducted and
     (vi) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business ("Permitted Liens"). To Company's Knowledge, all presently existing Permitted Liens arising under clauses (ii), (iii),
     (iv) and (vi), above are disclosed on Schedule 4.12(a). Subject to obtaining the consents referred to in Section 4.3, none of the Company Assets are subject to any restrictions with respect to the transferability thereof. There are no third parties in or entitled to possession of the Real Property. Company has complete and unrestricted power and right to sell, assign, convey and deliver the Company Assets to Buyer as contemplated hereby and so long as this Agreement remains in force, Company shall not lease, convey, or otherwise transfer or encumber all or any part of the Real Property. At Closing, Buyer shall receive good and marketable title to all the Company Assets, free and clear of all Liens of any nature whatsoever except those described in
     Schedule 4.12(a) and except Permitted Liens.

          (b)  Condition. All tangible assets (real and personal) constituting
               ---------
     Company Assets hereunder are in good operating condition and repair, normal wear and tear excepted, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of the Business), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the Business as conducted during the preceding twelve (12) months. All buildings, plants and other structures owned or otherwise utilized by Company are in good condition and repair, normal wear and tear excepted, and have no material structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

          (c)  Real Property. Schedule 4.12(c) sets forth all real property
               -------------
     owned, used or occupied by Company (the "Real Property"). Company previously has delivered to Buyer copies of all written leases currently in effect for any parcel of Real Property. Schedule 4.12(c) also sets forth, with respect to each parcel of Real Property which is leased under any oral agreement, the material terms of such lease. There are now in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. Neither the Real Property nor its use is in violation of any local governmental rule, ordinance, regulation, or building code, except where such violation would not result in a Material Adverse Effect, nor is there a pending or, to Company's Knowledge, threatened investigation regarding the possible violation of the foregoing. There is no claim of adverse possession or prescriptive rights involving any of the Real Property, and, to Company's Knowledge, no basis exists for any such claim. No public improvements have been commenced and to Company's knowledge none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Real Property. No portion of any of the Real Property has been used as a landfill or for storage or landfill of hazardous or toxic materials. Except as disclosed, to Company's Knowledge there is no (i) planned or proposed increase in assessed valuations of any Real Property, (ii) Order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, (iii) condition or defect which could give rise to an order of the sort referred to in "(ii)" above, or (iv) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Property).

          (d)  No Condemnation or Expropriation. Neither the whole nor any
               --------------------------------
     portion of the property or any other assets of Company is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor, nor to Company's Knowledge has any such condemnation, expropriation or taking been proposed, nor has Company agreed to or committed to dedicate any part of the Real Property.

          (e)  No Certified Survey Map Required. No certified survey map or
               --------------------------------
     other state, municipal, or other governmental approval regarding the division, platting, or mapping of real estate is required as a prerequisite to the conveyance by Company to Buyer (or as a prerequisite to the recording of any conveyance document) of any Owned Real Property or Leased Real Property pursuant to the terms hereof.

          (f)  Further Covenants. Except as set forth in Schedule 4.12(f):
               -----------------

               (i) The Real Property has free and full access to and from all adjoining streets, roads and highways, and there is no pending or, to Company's Knowledge, threatened action which would impair such access.

               (ii) The Real Property has not been classified under any designation authorized by law to obtain a special low ad valorem tax rate or assessment, or receive either an abatement or deferment of ad valorem taxes or assessments which, in any such case, will result in additional, catch-up ad valorem taxes in the future in order to recover the amounts previously abated or deferred.

               (iii) Company has not received any notice nor is it aware of any litigation or administrative proceeding pending or threatened (including the expiration of any appeal period with respect thereto) relating to the Real Property or its use which may adversely affect the validity of any license, permit or other governmental determination or authorization necessary to development and operation of the Real Property.

               (iv) Company has not entered into nor is Company aware of any agreements, commitments or arrangements concerning the Real Property or development thereof with any person or entity, including, but not limited to, governmental or quasi-governmental authorities, agencies, departments, commissions, councils, boards or other instrumentalities, adjoining landowners, public or private utility companies or authorities, or highway or street authorities, except as set forth in the Agreement.

               (v) Company has not entered into any agreement which is presently in effect (other than this Agreement) whereby Company has agreed to sell, transfer, hypothecate or otherwise encumber the Real Property, or whereby Company has entered into a lease or other agreement for possession or use of the Real Property, or granted to any third party an option or a right of first refusal to purchase or lease all or any part of the Real Property.

               (vi) Company represents that Company has delivered or disclosed to Buyer all requested information regarding the Real Property and has not failed to deliver any material fact of which it has knowledge regarding the condition of the Real Property.

     4.13. Insurance. Set forth in Schedule 4.13 is a complete and accurate list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of Company, true and correct copies of which have heretofore been delivered to Buyer. Schedule 4.13 includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of $10,000. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of Company, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. Schedule 4.13 indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses to date equal 75% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy, and to Company's Knowledge, there has been no act or omission of Company which could result in cancellation of any such policy prior to its scheduled expiration date. Company has not been refused any insurance with respect to any aspect of the operations of the business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Company has duly and timely made all claims it has been entitled to make under each policy of insurance. Since January 1, 1994 all products liability and general liability policies maintained by or for the benefit of Company have been "occurrence" policies and not "claims made" policies. There is no claim by Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and to Company's Knowledge there is no basis for denial of any claim under any such policy. Company has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor shall hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there shall hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by Company with all requirements of law and with the requirements of all material contracts to which Company is a party.

     4.14. Contracts and Commitments.

          (a)  Real Property Leases. Except as set forth in Schedule 4.14(a),
               --------------------
     Company has no leases of real property.

          (b)  Personal Property Leases. Except as set forth in Schedule
               ------------------------
     4.14(b), Company has no leases of personal property involving consideration or other expenditure in excess of Ten Thousand Dollars ($10,000) or involving performance over a period of more than six (6) months.

          (c)  Purchase Commitments. Except as set forth in Schedule 4.14(c),
               --------------------
     Company has no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of six months normal usage.

          (d)  Sales Commitments. Except as set forth on Schedule 4.14(d),
               -----------------
     Company has no sales contracts or commitments to customers or distributors which aggregate in excess of $20,000 to any one customer or distributor (or group of affiliated customers or distributors). Company has no sales contracts or commitments except those made in the ordinary course of business, at arm's length, and no such contracts or commitments are for a sales price which would result in a loss to the Company.

          (e)  Contracts With Affiliates and Certain Others. Except as set forth
               --------------------------------------------
     in Schedule 4.14(e), Company has no agreement, understanding, contract or commitment (written or oral) with any Affiliate or any other officer, employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by Company on notice of not longer than thirty (30) days without liability, penalty or premium of any nature or kind whatsoever.

          (f)  Powers of Attorney. The Company has not given a power of
               ------------------
     attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

          (g)  Collective Bargaining Agreements. Except as set forth in Schedule
               --------------------------------
     4.14(g), Company is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups. Copies of all such agreements have heretofore been delivered to Buyer.

          (h)  Loan Agreements. Except as set forth in Schedule 4.14(h), Company
               ---------------
     is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

          (i)  Guarantees. Except as disclosed on Schedule 4.14(i), Company has
               ----------
     not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

          (j)  Contracts Subject to Renegotiation. Company is not a party to any
               ----------------------------------
     contract with any governmental body which is subject to renegotiation.

          (k)  Burdensome or Restrictive Agreements. Except as set forth in
               ------------------------------------
     Schedule 4.14(k), Company is not a party to nor is it bound by any agreement requiring Company to assign any interest in any trade secret or proprietary information, or prohibiting or restricting Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

          (l)  Other Material Contracts. Company has no lease, license, contract
               ------------------------
     or commitment of any nature involving consideration or other expenditure in excess of Twenty-Five Thousand Dollars ($25,000) or involving performance over a period of more than six (6) months, or which is otherwise individually material to the operations of Company, except as explicitly described in Schedule 4.14(l) or in any other Schedule.

          (m)  No Default. Except as set forth in Schedule 4.14(m), Company is
               ----------
     not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Company's obligations or result in the creation of any Lien on any of the assets owned, used or occupied by Company. To Company's Knowledge, no third party is in default under any lease, contract or commitment to which Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

     4.15. Labor Matters. Except as set forth in Schedule 4.15, since January 1, 1994 Company has not experienced any labor disputes or any work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in Schedule 4.15, (a) Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to so comply would not have a Material Adverse Effect, and is not engaged in any unfair labor practice;
(b) there is no unfair labor practice charge or complaint against Company pending or, to Company's Knowledge, threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to Company's Knowledge, threatened against or affecting Company nor any secondary boycott with respect to products of Company; (d) no question concerning representation has been raised or, to Company's Knowledge, is threatened respecting the employees of Company; (e) no grievance which might have a Material Adverse Effect, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and, to Company's Knowledge, no such claim therefor exists; (f) there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or, to Company's Knowledge, threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity or before any federal or state court; and (g) to Company's Knowledge, there are no investigations, complaints, citations or other proceedings threatened or pending against Company by the U.S. Occupational, Safety and Health Administration or any state agency concerning any health or safety matters.

     4.16. Employee Benefit Plans.

          (a)  Disclosure and Delivery of Documents. Schedule 4.16(a) sets forth
               ------------------------------------
     all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons employed by the Company. (Such items, collectively, the "Employee Plans/Agreements," and individually, an "Employee Plan/Agreement.") True and correct copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been provided to Buyer, along with, to the extent applicable to the particular Employee Plan/Agreement, the following information: a copy of the annual report (form 5500 series) filed for the last three years, a copy of the summary plan description, summary annual report, summary of material modifications, and all material manuals or communications filed or distributed with respect to the Employee Plan/Agreement during the last three years, and a copy of any insurance contract or trust agreement through which the Employee Plan/Agreement is funded, the most recent IRS determination letter issued with respect to the Employee Plan/Agreement.

          (b)  Title IV of ERISA. Except as disclosed on Schedule 4.16(b),
               -----------------
     Company does not maintain or contribute to, and has never maintained or contributed to, an Employee Plan/Agreement that is subject to Title IV of ERISA.

          (c)  Multiemployer Plans. Except as disclosed on Schedule 4.16(c),
               -------------------
     Company does not contribute and has never contributed (or been obligated to contribute) to a multiemployer plan as defined in Section 4001(a)(13) of ERISA.

          (d)  Controlled Group Status. Except as disclosed on Schedule 4.16(d),
               -----------------------
     Company is not a member of (i) a controlled group of corporations, (ii) a group of trades or businesses under common control, or (iii) an affiliated service group, within the meaning of Sections 414(b), (c) or (m), respectively, of the Code.

          (e)  Severance and Post-Retirement Benefits. Except as disclosed on
               --------------------------------------
     Schedule 4.16(e), Neither Company nor any Employee Plan/Agreement maintained or contributed to by Company provides or has any obligation to provide (or contribute toward the cost of) post-retirement welfare benefits with respect to current or former employees of Seller or any other entity, including, without limitation, post-retirement medical, dental, life insurance, severance or any other similar benefit, whether provided on an insured or self-insured basis.

          (f)  Payments and Compliance. With respect to each Employee
               -----------------------
     Plan/Agreement, except as disclosed on Schedule 4.16(f) (i) all payments due from any such plan (or from Company with respect to any such plan) have been made, and all amounts properly accrued to date as liabilities of Company which have not been paid have been properly recorded on the books of Company; (ii) Company has complied with, and each such Employee Plan/Agreement conforms in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code in all material respects.

          (g)  COBRA. Company has complied with the continuation coverage
               -----
     requirements of Section 601 through 608 of ERISA, and the requirements of any similar State law regarding continued insurance coverage, and Company has incurred no liability with respect to its failure to offer or provide continued coverage in accordance with the foregoing requirements, nor is there any suit or action pending or threatened with respect to such requirements.

     4.17. Employment Compensation. Schedule 4.17 contains a true and correct list of all employees to whom the Company is paying compensation, including bonuses and incentives, at an annual rate in excess of Fifty Thousand Dollars ($50,000) for services rendered or otherwise; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range.

     4.18. Trade Rights.

          (a) Schedule 4.18(a) lists all Trade Rights of the type described in clauses (i), (ii), (iii), (iv), (v) or (vi) of Section 1.1(e) in which Company now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Company, and also indicating which of such Trade Rights are registered. All Trade Rights shown as registered in Schedule 4.18(a) have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of Company, as such is currently being conducted or proposed to be conducted, Company does not require any Trade Rights that it does not already have. Company is not infringing and has not infringed any Trade Rights of another in the operation of the business of Company, nor, to Company's Knowledge, is any other person infringing the Trade Rights of Company. Company has not granted any license or made any assignment of any Trade Right listed on Schedule 4.18(a), and no other person has any right to use any Trade Right owned or held by Company. Company does not pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or, to Company's Knowledge, threatened to challenge Company's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of Company. All Trade Rights of Company are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Company.

          (b) Except as disclosed in Schedule 4.18(b), to Company's Knowledge, Company's internal systems and Company's major suppliers and vendors and all products and services marketed by Company are fully Year 2000 Compliant. To be "Year 2000 Compliant" an internal system or a product or service must at all times before, during and after January 1, 2000 accurately process and handle date and time data (including, but not limited to calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including leap year calculations, to the extent that other information technology used in combination with such internal systems and such products and services properly exchange date/time data with it. To the extent any such internal systems and such products and services must perform as a system, such internal systems and such products and services used in combination with other such internal systems and such products and services, respectively, must properly exchange date/time data with them in accordance with the foregoing warranty. There are no pending, and to Company's Knowledge there are no threatened claims against Company relating to whether the Products and services of Company are Year 2000 Compliant.

     4.19. Major Customers and Suppliers.

          (a)  Major Customers. Schedule 4.19(a) contains a list of the ten (10)
               ---------------
     largest customers, including distributors, of Company for each of the two
     (2) most recent fiscal years and for the current fiscal year to the date of the Recent Balance Sheet (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such period. To Company's Knowledge, there are no facts indicating, nor any other reason to believe, that any of the customers listed on Schedule 4.19(a) shall not continue to be customers of the business of Company after the Closing at substantially the same level of purchases as heretofore.

          (b)  Major Suppliers. Schedule 4.19(b) contains a list of the ten (10)
               ---------------
     largest suppliers to Company for each of the two (2) most recent fiscal years and for the current fiscal year to the date of the Recent Balance Sheet (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such period. To Company's Knowledge, there are no facts indicating, nor any other reason to believe, that any of the suppliers listed on
     Schedule 4.19(b) shall not continue to be suppliers to the business of Company after the Closing and shall not continue to supply the business with substantially the same quantity and quality of goods at competitive prices.

          (c) Dealers and Distributors. Schedule 4.19(c) contains a list by product line of all sales representatives, dealers, distributors and franchisees of Company, together with representative copies of all sales representative, dealer, distributor and franchise contracts and policy statements, and a description of all substantial modifications or exceptions.

     4.20. Product Warranty and Product Liability. Schedule 4.20 contains a true, correct and complete copy of Company's standard warranty or warranties for sales of Products and, except as stated therein, there are no warranties, commitments or obligations with respect to the return, repair or replacement of Products. Schedule 4.20 sets forth the estimated aggregate annual cost to Company of performing warranty obligations for customers for each of the five
(5) preceding fiscal years and the current fiscal year to the date of the Recent Balance Sheet. Schedule 4.20 contains a description of all product liability claims and similar Litigation relating to Products manufactured or sold, or services rendered, which are presently pending or which to Company's Knowledge are threatened, or which have been asserted or commenced against Company within the last five (5) years, in which a party thereto either requests injunctive relief or alleges damages (whether or not covered by insurance) which exceed $5,000. There are no defects in design, construction or manufacture of Products which would adversely affect performance or create an unusual risk of injury to persons or property. Except as disclosed in Schedule 4.20, none of the Products has been the subject of any replacement, field fix, retrofit, modification or recall campaign and, to Company's Knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. The Products have been designed, manufactured and labeled so as to meet and comply with all governmental standards and specifications currently in effect, and have received all governmental approvals necessary to allow their sale and use. The term "Products" means any and all products currently or at any time previously manufactured, distributed or sold by Company, or by any predecessor of Company under any brand name or mark under which products are or have been manufactured, distributed or sold by Company.

     4.21. Affiliates' Relationships to Company.

          (a)  Contracts With Affiliates. All leases, contracts, agreements or
               -------------------------
     other arrangements between Company and any Affiliate are described on
     Schedule 4.21(a).

          (b)  No Adverse Interests. Except as set forth in Schedule 4.21(b), no
               --------------------
     Affiliate has any direct or indirect interest in (i) any entity which does business with Company or is competitive with Company's business, or (ii) any property, asset or right which is used by Company in the conduct of its business.

          (c)  Obligations. All obligations of any Affiliate to Company, and all
               -----------
     obligations of Company to any Affiliate, are listed on Schedule 4.21(c).

     4.22. Assets Necessary to Business. The Purchased Assets include all property and assets (except for the Excluded Assets), tangible and intangible, and all leases, licenses and other agreements, which are necessary to permit Buyer to carry on, or currently used or held for use in, the Business as presently conducted.

     4.23. No Brokers or Finders. None of Company, CAL Properties or the Shareholders, nor any of their directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof. Company and CAL Properties, jointly and severally, agree to hold Buyer harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of Company, CAL Properties or the Shareholders in connection with the execution of this Agreement or the transactions provided for herein.

     4.24. Copies of Certain Documents. Company has heretofore delivered to Buyer full and complete copies of: (a) all agreements entered into by Company, if any, providing for the acquisition or disposition of businesses or product lines; (b) all federal and other tax returns filed by Company and, to the extent such returns relate to the properties, assets or operations of Company, by any Shareholder, for the years ended November 28, 1998, November 29, 1997 and November 30, 1996; and (c) a complete list of all investments of Company, if any, in marketable or other securities (whether debt or equity).

     4.25. Underlying Documents. Any underlying documents listed or described in the Schedules referred to in this Agreement will be furnished to Buyer or its representatives. All such documents furnished to Buyer will be true and complete copies, without any amendments or modifications thereto, except as expressly noted in the Schedules in which such documents are incorporated. The minute books of Company contain full, complete and accurate records of all meetings and other corporate actions taken by the directors and Shareholders of Company.

     4.26. Business of Company. Except as set forth in Schedule 4.26, To Company's Knowledge, there are no conditions existing with respect to the markets, products, Facilities or personnel of Company which would reasonably be expected to materially and adversely affect the Business or prospects of Company, other than such conditions as may generally affect the industry in which Company participates.

     4.27. Disclosure of Material Facts. To Company's Knowledge, Company has disclosed to Buyer all material facts relating to the condition (financial or otherwise), of the Business, assets, properties, liabilities, operations or prospects of Company. The representations and warranties contained in Article 4 of this Agreement and in the Schedules hereto do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE
                                      5.
               REPRESENTATIONS AND WARRANTIES OF CAL PROPERTIES

     CAL Properties makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Schedules delivered to Buyer prior to the Closing of the transactions contemplated by this Agreement, and shall survive the Closing of the transactions provided for herein for a period of two years.

     5.1.  Partnership.

          (a)  Organization. CAL Properties is a general partnership duly
               ------------
     organized, validly existing and in good standing under the laws of the State of Minnesota.

          (b)  Partnership Power. CAL Properties has all requisite partnership
               -----------------
     power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by CAL Properties pursuant hereto and to carry out the transactions contemplated hereby and thereby.

          (c)  Qualification. CAL Properties is duly licensed or qualified to do
               -------------
     business as a foreign partnership, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary except where such failure would not result in a Material Adverse Effect. The states in which CAL Properties is licensed or qualified to do business are listed in Schedule 5.1(c).

          (d)  No Subsidiaries. CAL Properties does not own any interest in any
               ---------------
     corporation, partnership or other entity.

     5.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by CAL Properties pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the partners of CAL Properties. No other or further partnership act or proceeding on the part of CAL Properties is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by CAL Properties pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by CAL Properties pursuant hereto shall constitute, valid binding agreements of CAL Properties, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

     5.3. No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by CAL Properties pursuant hereto, nor the consummation by CAL Properties of the transactions contemplated hereby and thereby (a) shall violate any applicable Law or Order, (b) except for applicable requirements of the HSR Act, shall require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant closing" or similar law), or (c) subject to obtaining the consents referred to in Section 10.4, shall violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or shall result in the termination of, or accelerate the performance required by, or result in the creation of any Lien other than a Permitted Lien upon any of the assets of CAL Properties under, any term or provision of the partnership agreement or Bylaws of CAL Properties or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which CAL Properties is a party or by which CAL Properties or any of its assets or properties may be bound or affected.

     5.4.  Compliance With Laws and Orders.

          (a)  Compliance. Except as set forth in Schedule 5.4(a), CAL
               ----------
     Properties (including each and all of its operations, practices, properties and assets) is in compliance, except where such failure would not have a Material Adverse Effect, with all applicable Laws and Orders relating to the Owned Real Property. Except as set forth in Schedule 5.4(a), CAL Properties has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders relating to the Owned Real Property. All reports and returns required to be filed by CAL Properties, relating to the Owned Real Property, with any Government Entity have been filed, and were accurate and complete, in all material respects, when filed. Without limiting the generality of the foregoing, the operation of CAL Properties' business as it is now conducted does not, nor does any condition existing at the Owned Real Property, in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted.

          (b)  Permits and Licenses. CAL Properties has all permits, licenses,
               --------------------
     approvals, authorizations and consents of all Government Entities required for the ownership and use of the Owned Real Property, except where the failure would not have a Material Adverse Effect. All such licenses, permits, approvals, authorizations and consents are described in Schedule 5.4(b), are in full force and effect and except as otherwise noted on
     Schedule 5.4(b) are assignable to Buyer in accordance with the terms hereof. Except as set forth in Schedule 5.4(b), CAL Properties (including its operations, properties and assets) is and has been in compliance, in all material respects, with all such permits and licenses, approvals, authorizations and consents, except where such failure would not have a Material Adverse Effect.

          (c)  Environmental Matters. Without limiting the generality of the
               ---------------------
     foregoing provisions of this Section 5.4, CAL Properties is in compliance in all material respects with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except where the failure to so comply would not have a Material Adverse Effect. Except as set forth in Schedule 5.4(c), there is no Litigation nor any demand, claim, hearing or notice of violation pending or threatened against CAL Properties relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. Except as set forth in
     Schedule 5.4(c), to Company's Knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any Liability, including, without limitation, Liability under CERCLA or similar state or local Laws , or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

     5.5.  Title to and Condition of Properties.

          (a)  Marketable Title. CAL Properties has good and marketable and
               ----------------
     insurable title to the Owned Real Property, free and clear of all Liens, except those described in Schedule 5.5(a) and Permitted Liens. To Company's Knowledge, all presently existing Permitted Liens (arising under clauses
     (a)(ii), (a)(iii), (a)(iv) and (a)(vi) of Section 4.12) are disclosed on
     Schedule 5.5(a). The Owned Real Property is not subject to any restrictions with respect to the transferability thereof. Other than the Company (or an Affiliate), there are no third parties in or entitled to possession of the Owned Real Property. CAL Properties has complete and unrestricted power and right to sell, assign, convey and deliver the Owned Real Property to Buyer as contemplated hereby and so long as this Agreement remains in force, CAL Properties shall not lease, convey or otherwise transfer or encumber all or any part of the Owned Real Property. At Closing, Buyer shall receive good and marketable title to the Owned Real Property, free and clear of all Liens of any nature whatsoever except those described in Schedule 5.5(a) and Permitted Liens.

          (b)  Condition. All improvements upon the Owned Real Property are in
               ---------
     good condition and repair, ordinary wear and tear excepted, have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems thereto, and have been maintained consistent with reasonable commercial standards.

          (c)  Real Property. Schedule 1.1(a) accurately describes the Owned
               -------------
     Real Property. There are now in full force and effect duly issued certificates of occupancy permitting the Owned Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. Neither the Owned Real Property nor its use is in violation of any local governmental rule, ordinance, regulation, or building code, which violation would have a Material Adverse Effect, nor is there a pending or threatened investigation regarding the possible violation of the foregoing. There is no claim of adverse possession or prescriptive rights involving the Owned Real Property, and, to Company's Knowledge, no basis exists for any such claim. No public improvements have been commenced and, to CAL Properties' knowledge, none are planned which may result in special assessments against or otherwise materially adversely affect the Owned Real Property. No portion of any of the Owned Real Property has been used as a landfill or for storage or landfill of hazardous or toxic materials. Except as disclosed, CAL Properties has no notice or knowledge of any (i) planned or proposed increase in assessed valuations of the Owned Real Property, (ii) Order requiring repair, alteration, or correction of any existing condition affecting Owned Real Property or the systems or improvements thereat, (iii) condition or defect which could give rise to an order of the sort referred to in (ii) above, or (iv) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting the Owned Real Property or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Owned Real Property).

          (d)  No Condemnation or Expropriation. Neither the whole nor any
               --------------------------------
     portion of the Owned Real Property is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor, nor to the best of CAL Properties' knowledge, has any such condemnation, expropriation or taking been proposed, nor has CAL Properties agreed to or committed to dedicate any part of the Owned Real Property.

          (e)  No Certified Survey Map Required. No certified survey map or
               --------------------------------
     other state, municipal, or other governmental approval regarding the division, platting, or mapping of real estate is required as a prerequisite to the conveyance by CAL Properties to Buyer (or as a prerequisite to the recording of any conveyance document) of the Owned Real Property pursuant to the terms hereof.

          (f)  Further Covenants. Except as set forth in Schedule 5.5(f):
               -----------------

               (i) The Owned Real Property has free and full access to and from all adjoining streets, roads and highways, and there is no pending or, to Company's Knowledge, threatened action which would impair such access.

               (ii) The Owned Real Property has not been classified under any designation authorized by law to obtain a special low ad valorem tax rate or assessment, or receive either an abatement or deferment of ad valorem taxes or assessments which, in any such case, will result in additional, catch-up ad valorem taxes in the future in order to recover the amounts previously abated or deferred.

               (iii) CAL Properties has not received any notice nor is it aware of any litigation or administrative proceeding pending or threatened (including the expiration of any appeal period with respect thereto) relating to the Owned Real Property or its use which may adversely affect the validity of any license, permit or other governmental determination or authorization necessary to development and operation of the Owned Real Property.

               (iv) CAL Properties has not entered into nor is CAL Properties aware of any agreements, commitments or arrangements concerning the Owned Real Property or development thereof with any person or entity, including, but not limited to, governmental or quasi-governmental authorities, agencies, departments, commissions, councils, boards or other instrumentalities, adjoining landowners, public or private utility companies or authorities, or highway or street authorities, except as set forth in the Agreement.

               (v) CAL Properties has not entered into any agreement which is presently in effect (other than this Agreement) and leases to the Company or an Affiliate whereby CAL Properties has agreed to sell, transfer, hypothecate or otherwise encumber the Owned Real Property, or whereby CAL Properties has entered into a lease or other agreement for possession or use of the Owned Real Property, or granted to any third party an option or a right of first refusal to purchase or lease all or any part of the Owned Real Property.

               (vi) CAL Properties represents that CAL Properties has delivered or disclosed to Buyer all requested information regarding the Owned Real Property and has not failed to deliver any material fact of which it has knowledge regarding the condition of the Owned Real Property.

                                    ARTICLE
                                      6.
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer makes the following representations and warranties to Company and CAL Properties, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Company or any notice to Company, and shall survive the Closing of the transactions provided for herein.

     6.1.  Corporate.

          (a)  Organization. Buyer is a corporation duly organized, validly
               ------------
     existing and in good standing under the laws of the State of Delaware.

          (b)  Corporate Power. Buyer has all requisite corporate power to enter
               ---------------
     into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

     6.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto shall constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

     6.3. No Brokers or Finders. Except for Madison Dearborn Partners, Inc., neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof. Buyer agrees to hold Company, CAL Properties and Shareholders harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of Buyer in connection with the execution of this Agreement or the transactions provided for herein.

     6.4. No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto, nor the consummation by Buyer of the transactions contemplated hereby and thereby (a) shall violate any applicable Law or Order, or (b) except for applicable requirements of the HSR Act, shall require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant closing" or similar law).

     6.5. Disclosure. To Buyer's knowledge, no representation or warranty by Sellers contains any untrue statement or fact or omits any material fact necessary in order to make the statements of fact contained therein not misleading.

                                    ARTICLE
                                      7.
                          EMPLOYEES EMPLOYEE BENEFITS

     7.1. Transferred Employees. As soon as is practicable after the date hereof, Company shall provide Buyer with Schedule 7.1 which shall be a complete list of all current employees of the Company including such employees' job titles and rates of pay. Buyer shall make offers of employment to each such employee disclosed on Schedule 7.1. Such offers of employment shall contain a provision for compensation that is substantially similar to each employee's current compensation. The Company hereby authorizes the Buyer to enter into discussions with any of such employees concerning the future employment of such individual by the Buyer; provided, however, that without Company's prior consent
(i) such discussions will not be commenced prior to July 20, 1999 and then only after the giving of notice by the Company to the employees of the Company of the transactions contemplated by this Agreement; and (ii) all such discussions will be conducted in such a manner as not to interfere unreasonably with the business operations of the Company. Except as otherwise provided in this Agreement, the terms and conditions of such employment will be established by the Buyer in its sole discretion. Any such employee who accepts an employment offer with the Company and reports for work on the date directed by the Buyer shall be sometimes referred to as a "Transferred Employee." Prior to the Closing Date, Buyer shall not communicate with either of the Unions representing current employees of the Company.

     7.2. Payroll Tax. Company agrees to make a clean cutoff of payroll and payroll tax reporting with respect to Transferred Employees paying over to the federal, state and city governments those amounts respectively withheld or required to be withheld for periods ending on or prior to the Closing Date. Company also agrees to issue, by the date prescribed by IRS Regulations, Forms W-2 for wages paid through the Closing Date. Except as set forth in this Agreement, Buyer shall be responsible for all payroll and payroll tax obligations after the Closing Date for Transferred Employees.

     7.3. Severance Pay. The Buyer will be responsible for making any required payment of severance compensation including any notice pay and severance pay in order to comply with the requirements of the Worker Adjustment and Retraining Act ("WARN") (or any similar state or local Law) to any employee of the Company who is (i) not offered employment by the Buyer, (ii) who, as a result of being offered a position by Buyer which is substantially different than the position such employee held with Company, refuses to accept any such offer of employment by the Buyer, or (iii) accepts employment with the Buyer and whose employment is subsequently terminated by Buyer.

     7.4. Participation in Buyer Plans. Each Transferred Employee will be permitted to participate in the Buyer's benefit plans, policies and practices in accordance with the terms thereof applicable to newly hired employees and without regard to service with the Company or any aspect of participation in any benefit plans, practices or policies of the Company, except (i) a Transferred Employee will be eligible to participate in the Buyer's medical, dental disability and life insurance plans effective as of the date in which he or she becomes a Transferred Employee in accordance with the otherwise applicable terms of such plans and the Buyer will waive or cause to be waived any pre-existing condition, exclusions or limitations applicable to such persons under such medical and dental plans provided such Transferred Employees participated in the Company's medical or dental plans, as the case may be, on the Closing Date, (ii) a Transferred Employee who would be eligible to participate in Buyer's employee pension benefit plans if such Transferred Employee's service with the Company were counted as eligibility service for purposes of such employee pension benefit plan will be permitted to enter Buyer's employee pension benefit plan no later than on the first day of the calendar month after the calendar month in which Closing occurs and such Transferred Employee's service with the Company will be counted for vesting purposes with respect to Buyer's employee pension benefit plan; and (iii) the Buyer will recognize a Transferred Employee's service with the Company for purposes of the Buyer's vacation, sick pay and severance policies and (iv) the benefit plans offered by Buyer to Transferred Employees who are members of a union at the warehouses located in West Saint Paul, Minnesota and Nashville, Tennessee will be subject to bargaining with the appropriate union representatives. Prior to the Closing Date, the Company shall be permitted to disclose to such unions the material provisions contained in this Article 7, provided that the Company shall keep Buyer apprised of all communications between the Company and such unions.

     7.5. COBRA. Within three business days after the Closing, the Company will deliver to Buyer a complete and accurate list of the date and nature of the qualifying event pursuant to which each individual listed on Schedule 7.5 became covered or eligible to be covered under any "group health plan" maintained by the Company pursuant to the group health plan continuation requirements of COBRA, and the last known address of each such individual, together with all documents, records, forms, elections, notices and other materials relating to such coverage or eligibility to elect such coverage in the possession of any of or reasonably accessible to the Company. With respect to each individual listed on Schedule 7.5 who received proper notification of his or her continuation coverage rights pursuant to COBRA, in connection with any "qualifying event" that has occurred on or before the Closing Date (including, without limitation the "qualifying event" caused by the transaction, contemplated hereby) or (ii) with respect to whom the deadline for providing such notice in connection with such qualifying event has not passed as of the date of delivery of such list, as between the Buyer, on the one hand, and the Company, on the other hand, the Buyer is responsible for providing group health plan continuation coverage in accordance with COBRA. Except with respect to each individual who becomes entitled to COBRA benefits as a result of the "qualifying event" caused by the transaction contemplated hereby, Company will reimburse Buyer for all costs incurred in providing such coverage.

     7.6. Termination of Qualified Plans. On or prior to the Closing Date, the Company shall terminate the Tru-Part Manufacturing Corporation Profit Sharing Plan and the Tru-Part Manufacturing Corporation Commissioned Employees' 401(k) Profit Sharing Plan (collectively, the "Plans"), effective as of the date prior to the Closing Date. Prior to the Closing Date, or promptly thereafter, the Company shall, at the Company's expense, take any action required by the Plans or applicable law in connection with the termination and seek a determination letter from the IRS relating to the termination of the Plans. As soon as administratively practicable after receiving a favorable determination letter, the Company shall, at the Company's expense, complete the distribution of assets from the Plans and take any other actions necessary to complete the termination of the Plans. Buyer will allow Transferred Employees (who are still employed by Buyer at such time) to roll over the distribution of their account balances from the Plans to Buyer's Plan. Within five (5) days after the Closing Date, Buyer shall make a contribution to each of the Plans, on behalf of and as an agent for Company, in an amount equal to the accrued liability for such contributions shown on the Estimated Closing Balance Sheet.

                                    ARTICLE
                                      8.
                                 OTHER MATTERS

     8.1. Title Commitment. Not less than five (5) days prior to the Closing, CAL Properties at its sole expense, shall provide to Buyer a title insurance commitment, issued by a title insurance company or companies reasonably satisfactory to Buyer, agreeing to issue to Buyer standard form owner's policy of title insurance with respect to the Owned Real Property, together with a copy of each document to which reference is made in such commitment. Such policy, to be purchased at Buyer's sole expense, shall be a standard ALTA 1990 Form B owner's policy in the full amount of the Owned Real Property Purchase Price, insuring good and marketable title thereto (expressly including all easements and other appurtenances). The policy shall insure title in full accordance with the representations and warranties set forth herein and shall be subject only to such conditions and exceptions as shall be reasonably acceptable to Buyer, and shall contain such endorsements as Buyer shall reasonably request (including, but not limited to, an endorsement over rights of creditors, if requested by Buyer or Buyer's lender).

The title commitment shall (i) bear a date subsequent to the date hereof; (ii) include legible copies of all documents, maps or plats set forth therein as affecting the Real Property; and (iii) be updated at Closing.

     8.2. Environmental and Health and Safety Audits. Buyer, at its sole expense, shall promptly retain a firm engaged in the regular business of environmental engineering to conduct such environmental and health and safety audits of Company's operations and the real estate occupied by Company as Buyer in its discretion shall consider necessary or appropriate.

     8.3. Noncompetition; Confidentiality. Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of Company being acquired pursuant to this Agreement, and in addition to and not in limitation of any covenants contained in any agreement executed and delivered pursuant to this Agreement, Company hereby covenants and agrees as follows:

          (a)  Covenant Not to Compete. For a period of two (2) years from the
               -----------------------
     Closing Date, Company shall not, directly or indirectly:

               (i) engage in, continue in or carry on any business which competes with the Business or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

               (ii) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Buyer in any aspect with respect to the Business including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm's length basis with any such competitor;

               (iii) offer employment to any employee of Buyer, including any Transferred Employee, without the prior written consent of Buyer; or

               (iv) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete;

     provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation; provided, further, that the foregoing shall not apply to the N-Complete business being retained by the Company. The parties agree that the geographic scope of this covenant not to compete shall extend throughout North America and Company acknowledge that such territory is reasonable in light of the business of the Company. The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the business or the Purchased Assets being acquired by Buyer hereunder. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

          (b)  Covenant of Confidentiality. Company shall not at any time
               ---------------------------
     subsequent to the Closing, except as explicitly requested by Buyer, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning Company. For purposes hereof, "confidential information" shall mean and include, without limitation, all Trade Rights in which Company has an interest, all customer lists and customer information, and all other information concerning Company's processes, apparatus, equipment, packaging, products, marketing and distribution methods, not already in the public domain.

          (c) Equitable Relief for Violations. Company agrees that the provisions and restrictions contained in this Section 8.3 are necessary to protect the legitimate continuing interests of Buyer in acquiring the business and goodwill of the business through the purchase of the Purchased Assets and the assumption of the Assumed Liabilities, and that any violation or breach of these provisions shall result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 8.3.

     8.4. Product Liability Matters. At or prior to the Closing, Company at Buyer's expense shall cause Buyer to be named as an additional insured under each of its occurrence-type policy or policies of insurance insuring against claims for personal injury and property damage arising out of or resulting from any products manufactured by Company prior to the Closing Date. At the Closing, Company shall deliver to Buyer one or more certificates of insurance evidencing the insurance policy then in effect that has the Buyer named as an additional insured. Following the Closing, Buyer shall continue to utilize Company's product serial number system presently in effect or a similar system which shall permit the manufacturer of the products of the business to be determined.

     8.5. Use of Company's Name. Following the Closing, neither Company nor any Affiliate shall, without the prior written consent of Buyer, make any use of the name "Tru-Part Manufacturing Corporation" or "TISCO" or any other name confusingly similar thereto, except as may be necessary for Company to pay its liabilities, prepare tax returns and other reports, and to otherwise wind up and conclude its business.

     8.6. Unemployment Compensation. Company shall, upon the request of Buyer, cooperate with Buyer in any efforts by Buyer to obtain the transfer of Company's portion of any state unemployment compensation accounts applicable to Transferred Employees, to the extent Buyer elects to be a successor to such accounts. In connection therewith, Company shall execute such documents as Buyer may reasonably request in order to effectuate such transfer.

     8.7. Property Leases. Buyer shall enter into leases for the properties described on Schedule 8.7 (the "Leased Real Properties") with the lessors identified on Schedule 8.7 (the "Lessors") on terms and conditions mutually acceptable to Buyer and Company (the "Lease Agreements").

     8.8. Delivery of Schedules. As soon as is practicable after the date hereof, but in any event at least five (5) days prior to the Closing Date, the parties shall cooperate to prepare the Schedules contemplated by this Agreement. The party responsible for preparing any respective Schedule shall provide such proposed Schedule to the other party. The receiving party shall have an opportunity to review such Schedule and, prior to the Closing Date, to object to the form or substance of such Schedule. If no objection is made by the receiving party prior to the Closing Date, such Schedule shall become part of this Agreement. If a timely objection is made by the receiving party, the parties will attempt to resolve the dispute through good faith negotiation. If, in either parties' sole and absolute discretion, resolution of the dispute cannot be resolved through good faith negotiation, either party may terminate this Agreement without liability to the other party pursuant to Article 12 herein.

                                    ARTICLE
                                      9.
                         FURTHER COVENANTS OF COMPANY

     Company covenants and agrees as follows:

     9.1.  Access to Information and Records. During the period prior to the
     Closing:

          (a) Company shall give Buyer, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of Company for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and Company shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of Company as Buyer may request); (ii) access to employees, agents and representatives for the purposes of such meetings and communications as Buyer reasonably desires; and (iii) with the prior consent of Company in each instance (which consent shall not be unreasonably withheld), access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with Company; and

          (b) CAL Properties shall give Buyer and its representatives access to the Owned Real Estate for purposes of inspection, investigation and testing upon reasonable advance notice by Buyer.

     9.2. Conduct of Business Pending the Closing. From the date hereof until the Closing, except as otherwise approved in writing by the Buyer:

          (a)  No Changes. Company shall carry on its business diligently and in
               ----------
     the same manner as heretofore and shall not make or institute any changes in its methods of purchase, sale, management, accounting or operation.

          (b)  Maintain Organization. Company shall take such action as may be
               ---------------------
     necessary to maintain, preserve, renew and keep in force and effect the existence, rights and franchises of Company and shall use its reasonable best efforts to preserve the business organization of Company intact, to keep available to Buyer the present officers and employees, and to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with Company.

          (c)  No Breach. Company shall not do or omit any act, which may cause
               ---------
     a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by Company herein, or which would have required disclosure on Schedule 4.8 had it occurred after the date of the Recent Balance Sheet and prior to the date of this Agreement.

          (d)  No Material Contracts. No contract or commitment shall be entered
               ---------------------
     into, and no purchase of raw materials or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) shall be made, by or on behalf of Company, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, or are not material to the Company (individually or in the aggregate) and would not have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement.

          (e)  No Corporate Changes. Company shall not amend its Articles of
               --------------------
     Incorporation or Bylaws or make any changes in authorized or issued capital stock.

          (f)  Maintenance of Insurance. Company shall maintain all of the
               ------------------------
     insurance in effect as of the date hereof.

          (g)  Maintenance of Property. Company shall use, operate, maintain and
               -----------------------
     repair all property of Company in a prudent business manner consistent with its past practice.

          (h)  Interim Financials. Company shall provide Buyer with interim
               ------------------
     monthly financial statements and other management reports as and when they are available to Company management.

     9.3. Change of Corporate Name. Concurrently with the Closing, Company shall change its corporate name to a name bearing no resemblance to its present name so as to permit the use of its present name by Buyer.

     9.4.  No Negotiations. Unless this Agreement is terminated pursuant to
Article 14, the Company shall not directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of Company, Company's assets or business or any party thereof or any equity securities of Company (an "Acquisition Proposal"), and Company shall immediately advise Buyer of the receipt of any Acquisition Proposal.

     9.5. Consents. Company shall use its reasonable best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

     9.6. Other Action. Company shall use its reasonable best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

     9.7. Disclosure. Company shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

                                    ARTICLE
                                      10.
                  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

     Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

     10.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Company and CAL Properties in this Agreement, and the statements contained in the Schedules or in any instrument, list, certificate or writing delivered by Company pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

     10.2. Compliance With Agreement. Company and CAL Properties shall have performed and complied in all material respects with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in this Agreement.

     10.3. Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, Company, CAL Properties or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

     10.4. Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Buyer not less than two business days prior to the Closing. After the Closing, Company shall continue to use its reasonable efforts to obtain any consents or approvals, the receipt of which prior to Closing has been waived by Buyer, and the Company shall not be relieved of any liability hereunder for failure to perform any of its respective covenants or for the inaccuracy of any representation or warranty.

     10.5. Title Insurance. CAL Properties shall have delivered to Buyer the title insurance commitment, dated as of the Closing Date, conforming to the specifications set forth in Section 8.1 hereof.

     10.6. Hart-Scott-Rodino Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

     10.7. Environmental and Health and Safety Audit. The results of the environmental and health and safety audit conducted pursuant to Section 8.2 shall not have disclosed any past or present condition, process or practice with respect to Company or any property owned, occupied or operated by Company which is not in full compliance with all applicable Environmental Laws.

     10.8. Due Diligence. Buyer and its accountants, counsel, and other authorized representatives shall have been afforded access as provided in
Section 9.1, and Buyer shall be satisfied, in its sole discretion (and without waiving any liability of Company, CAL Properties or Shareholders for a breach of the representations and warranties made by them in this Agreement), with the condition and nature of the Purchased Assets and the Assumed Liabilities.

     10.9. Employment Agreement. Buyer and L.W. "Bill" Templeton shall have reached a mutually satisfactory agreement for Mr. Templeton's employment by Buyer for an initial term of two (2) years commencing on the Closing Date.

     10.10. Escrow Agreement. Company, Buyer and the escrow agent shall have executed the Escrow Agreement.

     10.11. Lease Agreements. Buyer, as lessee, and the Lessors shall have entered into the Lease Agreements. Any lease agreements between the Lessors and Company shall have been terminated.

     10.12. Noncompetition Agreements. Buyer and each of the Shareholders shall have entered into noncompetition agreements in a form and substance satisfactory to Shareholders calling for aggregate payments to Shareholders of $500,000 (the "Shareholder Noncompetition Agreements").

                                    ARTICLE
                                      11.
                CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

     Each and every obligation of Sellers and Shareholders to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

     11.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

     11.2. Compliance With Agreement. Buyer shall have performed and complied in all material respects with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in Section 13.2.

     11.3. Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, Company or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

     11.4. Hart-Scott-Rodino Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

     11.5. Escrow Agreement. Company, Buyer and the escrow agent shall have executed the Escrow Agreement.

     11.6. Lease Agreements. Buyer, as lessee, and the Lessors shall have entered into the Lease Agreements.

                                    ARTICLE
                                      12.
                                INDEMNIFICATION

     12.1. By Company and CAL Properties. Subject to the terms and conditions of this Article 12, Company and CAL Properties hereby agree to indemnify, defend and hold harmless Buyer, and its directors, officers, employees and controlled and controlling persons ("Buyer's Affiliates"), from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's Affiliates or the business and assets transferred to Buyer pursuant to this Agreement, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Company or CAL Properties contained in or made pursuant to this Agreement; (b) the breach of any covenant of Company or CAL Properties contained in this Agreement; or (c) the Excluded Liabilities. As used in this Article 12, the term "Claim" shall include (i) all Liabilities; (ii) all losses, damages (but excluding any claims for consequential damages, lost profits, or punitive damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties (except penalties imposed on Buyer due to its own actions or inactions), court costs and attorneys fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

     12.2. By Buyer. Subject to the terms and conditions of this Article 12, Buyer hereby agrees to indemnify, defend and hold harmless Company and CAL Properties, their directors, officers, employees and controlling persons, and each Shareholder from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement; (b) the breach of any covenant of Buyer contained in this Agreement; (c) the Assumed Liabilities; or (d) the operation of the Business after the Closing Date.

     12.3. Indemnification of Third Party Claims. The obligations and liabilities of any party to indemnify any other under this Article 12 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

          (a)  Notice and Defense. The party or parties to be indemnified
               ------------------
     (whether one or more, the "Indemnified Party") shall give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party shall undertake the defense thereof by representatives chosen by it. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article 12, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials reasonably required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

          (b)  Failure to Defend. If the Indemnifying Party, within a reasonable
               -----------------
     time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party shall (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

          (c)  Indemnified Party's Rights. Anything in this Article 12 to the
               --------------------------
     contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

     12.4.  Payment.

          (a)  Time for Payment. Upon judgment, determination, settlement or
               ----------------
     compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Notwithstanding the foregoing, if the Claims of the Indemnified Party with respect to any particular matter exceed One Hundred Thousand Dollars ($100,000), the Indemnifying Party shall be required to advance funds to Indemnified Party against ongoing Claims pending final resolution of the matter by judgment, determination, settlement or compromise.

          (b)  Effect of Payment. Upon the payment in full by the Indemnifying
               -----------------
     Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

     12.5.  Limitations on Indemnification.

          (a)  Time Limitation. No claim or action shall be brought under this
               ---------------
     Article 12 for breach of a representation or warranty after the lapse of two (2) years following the Closing, except as to Claims of which notice has been given to the Indemnifying Party prior to the expiration of such period. Regardless of the foregoing, however, or any other provision of this Agreement:

               (i) There shall be no time limitation on, and Company and CAL Properties hereby waive all applicable statutory limitation periods with respect to, Claims (A) for breach of Section 4.12(a) or 5.5(a) or
          (B) based upon fraud in connection with the sale of the Purchased Assets to Buyer ("Fraud and Title Claims").

               (ii) If any act, omission, disclosure or failure to disclose shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

          (b)  Amount Limitation.
               -----------------

               (i) Notwithstanding any provision of this Article 12 to the contrary, no claim for indemnification shall be deemed to arise unless and until the aggregate claims of a party shall exceed Fifty Thousand Dollars ($50,000); but, in such event, the Indemnified Party shall be entitled to indemnification in full for all Claims.

               (ii) Sellers shall have no liability for indemnification pursuant to this Article 12 for any amounts in excess of the Escrow Amount; provided, however, that such limitation shall not apply to Fraud and Title Claims.

          (c)  Waiver. The closing of the transactions contemplated by this
               ------
     Agreement shall constitute a waiver by any party of its rights to indemnification hereunder, if the party seeking indemnification has actual knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing.

          (d)  Tax and Insurance Reduction. All claims or indemnification by
               ---------------------------
     any party hereto shall be determined net of: (i) any proceeds of insurance coverage payable to the Indemnified Party with respect to such claim, and
     (ii) any tax benefit realized by the Indemnified Party resulting from the claim, and (iii) in the case where the Indemnified Party is the Buyer, any adverse effects on Buyer's future depreciation and amortization deductions resulting from the purchase price adjustments caused by the indemnification payments.

          (e)  Source of Indemnification. The Buyer acknowledges and agrees
               -------------------------
     that with respect to all claims for indemnification (other than Fraud and Title Claims, (i) the Buyer's sole source of seeking reimbursement for such claims shall be the escrow account established pursuant to the Escrow Agreement, and (ii) Buyer is not entitled to indemnification from the Sellers (or their successors or assigns) in excess of the Escrow Amount, nor is it entitled to any further indemnification once the Escrow Amount has been properly distributed pursuant to the Escrow Agreement.

          (f)  Limitation on Remedies. Notwithstanding anything contained in
               ----------------------
     this Agreement to the contrary, either party shall only have the right to make a claim against the other party for damages (other than an indemnification claim pursuant to this Article 12) if the non-claiming party has willfully and materially breached any of its representations, covenants or agreements set forth in this Agreement. For purposes of this provision, a party shall be deemed to have willfully breached any of its representations, covenants or agreements set forth in this Agreement if such party has intentionally and knowingly taken, or intentionally and knowingly failed to take, any action which causes a breach of any of its representations, covenants or agreements set forth in this Agreement.

                                    ARTICLE
                                      13.
                                    CLOSING

     The closing of this transaction (the "Closing") shall take place at the offices of Foley & Lardner, 330 N. Wabash Avenue, Suite 3300, Chicago, Illinois on such date and time as Buyers and Sellers shall agree upon. Such date is referred to in this Agreement as the "Closing Date".

     13.1. Documents to be Delivered by Company and CAL Properties. At the Closing, Company and CAL Properties shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

          (a)  Deeds, Bills of Sale. Warranty deeds to real estate and bills of
               --------------------
     sale and such other instruments of assignment, transfer, conveyance and endorsement as shall be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets as contemplated hereby.

          (b)  Compliance Certificate. A certificate signed by an officer of
               ----------------------
     Company and a partner of CAL Properties, respectively, that each of the representations and warranties made by them, respectively, in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Company and CAL Properties have performed and complied with all of Company's and CAL Properties' obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

          (c)  Opinion of Counsel. A written opinion of Oppenheimer, Wolff &
               ------------------
     Donnelly, counsel to Sellers and Shareholders, dated as of the Closing Date, addressed to Buyer and to Credit Suisse First Boston, as Administrative Agent, in a form mutually acceptable to each party.

          (d)  Lease Agreements.  The Lease Agreements.
               ----------------

          (e)  Certified Resolutions. A certified copy of the resolutions of the
               ---------------------
     Boards of Directors and shareholders of Company authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

          (f)  Escrow Agreement.  The Escrow Agreement.
               ----------------

          (g)  Articles; Bylaws; Good Standing. A copy of the corporate charter
               -------------------------------
     of Company certified by the Secretary of State of the state of its incorporation, a copy of the

     Bylaws of Company certified by its corporate secretary, and copies of a good standing certificate of Company from the Secretary of State of its state of incorporation and each state Company is qualified to do business as a foreign corporation.

          (h)  Incumbency Certificate. Incumbency certificates relating to each
               ----------------------
     person executing any document executed and delivered to Buyer pursuant to the terms hereof.

          (i)  Other Documents. All other documents, instruments or writings
               ---------------
     required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

          (j)  Noncompetition Agreements. The Shareholder Noncompetition
               -------------------------
     Agreements.

     13.2. Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Company the following documents, in each case duly executed or otherwise in proper form:

          (a)  Cash Purchase Price. To Company, a wire transfer as required by
               -------------------
     Section 3.2(c); to the Escrow Agent a wire transfer as required by Section 3.2(b); and to CAL Properties a wire transfer as required by Section 3.2(d) hereof.

          (b)  Assumption of Liabilities. Such undertakings and instruments of
               -------------------------
     assumption as are reasonably sufficient in the opinion of Company and its counsel to evidence the assumption by Buyer of the Assumed Liabilities.

          (c)  Compliance Certificate. A certificate signed by an officer of
               ----------------------
     Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Company), and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

          (d)  Opinion of Counsel. A written opinion of Foley & Lardner, counsel
               ------------------
     to Buyer, dated as of the Closing Date, addressed to Company and Shareholders, in a form mutually acceptable to each party.

          (e)  Lease Agreements.  The Lease Agreements.
               ----------------

          (f)  Certified Resolutions. A certified copy of the resolutions of the
               ---------------------
     Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

          (g)  Escrow Agreement.  The Escrow Agreement.
               ----------------

          (h)  Incumbency Certificate. Incumbency certificates relating to each
               ----------------------
     person executing any document executed and delivered to Company by Buyer pursuant to the terms hereof.

          (i)  Noncompetition Agreements. The Shareholder Noncompetition
               -------------------------
     Agreements.

          (j)  Other Documents. All other documents, instruments or writings
               ---------------
     required to be delivered to Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

                                    ARTICLE
                                      14.
                                  TERMINATION

     14.1. Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the
Closing:

          (a)  by mutual written agreement of Buyer and Sellers;

          (b) by either Buyer or Sellers if the Closing shall not have occurred on or before September 1, 1999, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date;

          (c) by either Buyer or Sellers if any of the Schedules to be delivered in connection herewith are not satisfactory to each party in each parties' sole and absolute discretion; or

          (d) by either the Buyer or the Sellers if any of (i) the Lease Agreements, (ii) the Escrow Agreement, (iii) the Non-Compete Agreements, or
     (iv) any other agreement to be delivered by either party in connection with the closing of the transactions contemplated hereby are not satisfactory to each party in such party's sole and absolute discretion.

     14.2. Termination by Buyer. If (i) there has been a material violation or breach by Sellers of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, or
(ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which Buyer has not waived in writing, or (iii) Sellers shall have attempted to terminate this Agreement under this Article 14 or otherwise without grounds to do so, then Buyer may, by written notice to Sellers at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in
Section 14.4 hereof.

     14.3. Termination by Sellers. If (i) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Sellers, or (ii) there has been a failure of satisfaction of a condition to the obligations of Sellers which Sellers has not waived in writing, (iii) by Sellers if the Title Commitment discloses defects to title, which, in Seller's reasonable estimation, would require an expenditure of more than $100,000 to cure; or (iv) Buyer shall have attempted to terminate this Agreement under this Article 14 or otherwise without grounds to do so, then Sellers may, by written notice to Buyer at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 14.4 hereof.

     14.4. Effect of Termination. In the event of termination and abandonment pursuant to this Article 14, written notice thereof shall forthwith be given to the other party or parties, the provisions of this Agreement shall terminate, and the transactions contemplated herein shall be abandoned, without further action by any party hereto. If this Agreement is terminated as provided herein:
(i) each party will, upon request, redeliver all documents, work papers and other material of any other party (and all copies thereof) relating to the transactions contemplated herein, whether so obtained before or after the execution hereof, to the party furnishing the same; (ii) the Confidentiality Agreement dated December 4, 1998 shall remain in full force and effect; and
(iii) no party shall have any liability for a breach of representation, warranty, agreement, covenant or other provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof.

                                    ARTICLE
                                      15.
                                 MISCELLANEOUS

     15.1. Further Assurance. From time to time, at Buyer's request and without further consideration, Company and CAL Properties shall execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the business and assets being transferred hereunder.

     15.2. Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Sellers or Buyer shall be subject to the approval of the other in all essential respects.

     15.3.  Assignment; Parties in Interest.

          (a)  Assignment. Except as expressly provided herein, the rights and
               ----------
     obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, (i) Buyer may, without consent of any other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, hereunder; and (ii) Buyer may assign its interest in this Agreement to Credit

     Suisse First Boston, as agent, as additional security for Buyer's obligations to such lender and Sellers agree to execute such documents as reasonably may be required by such lender in order to effect such assignment.

          (b)  Parties in Interest. This Agreement shall be binding upon, inure
               -------------------
     to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

     15.4. Amendment and Modification. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

     15.5. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

          (a)  If to Buyer, to:

                    Woods Equipment Company
                    6944 Newburg Road
                    Rockford, Illinois 61108
                    Attention: Thomas J. Laird
                    Facsimile: (815) 732-6047

                    (with a copy, which copy shall not constitute notice, to)

                    Madison Dearborn Partners, Inc.
                    Three First National Plaza
                    Suite No. 3800
                    Chicago, Illinois 60602
                    Attention: Paul R. Wood
                    Facsimile: (312) 895-1156

                    (and to)

                    Foley & Lardner
                    One IBM Plaza, Suite 3300
                    Chicago, Illinois 60611
                    Attention: Stephen M. Slavin
                    Facsimile: (312) 755-1925

or to such other person or address as Buyer shall furnish to Company in writing.

          (b)  If to Sellers or Shareholders, to:

                    Tru-Part Manufacturing Corporation
                    200 Lothenbach Avenue
                    St. Paul, Minnesota 55118
                    Attention: Benjamin B. Calmenson
                    Facsimile: (651) 450-8807

                    and

                    Tru-Part Manufacturing Corporation
                    200 Lothenbach Avenue
                    St. Paul, Minnesota 55118
                    Attention: Calvin B. Calmenson
                    Facsimile: (651) 450-8807

                    (with copies, which copies shall not constitute notice, to)

                    Oppenheimer, Wolff & Donnelly
                    3400 Plaza VII
                    45 South Seventh Street
                    Minneapolis, Minnesota 55402
                    Attention: Kevin M. Klemz
                    Facsimile: (612) 607-7100

                    and

                    Grant Thornton, LLP
                    500 Pillsbury Center
                    200 South Sixth Street
                    Minneapolis, Minnesota 55402
                    Attention: James C. Phillips
                    Facsimile: (612) 677-5364


or to such other person or address as Company shall furnish to Buyer in writing.

     If personally delivered or sent by overnight courier, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

     15.6. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

          (a)  Expenses to be Paid by Buyer.  Buyer shall pay for the following:
               ----------------------------

               (i)   Environmental Audit. The fees and other expenses relating
                     -------------------
          to the environmental audit performed pursuant to Section 8.2 hereof.

               (ii)  HSR Filing. The filing fees relating to the applicable
                     ----------
          requirements of the HSR Act.

               (iii) SAS 71 Fees. The fees of Grant Thornton associated with the
                     -----------
          SAS 71 review.

               (iv)  Professional Fees. All fees and expenses of Buyer's legal,
                     -----------------
          accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

          (b)  Expenses to be Paid by Sellers. Sellers shall pay, and shall
               ------------------------------
     indemnify, defend and hold Buyer harmless from and against, each of the following:

               (i)   Professional Fees. All fees and expenses of Company's
                     -----------------
          legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

               (ii)  Title Commitment. All fees and expenses relating to
                     ----------------
          obtaining the title commitment as contemplated by Section 8.1.

          (c)  Other. Except as otherwise provided herein, each of the parties
               -----
     shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

          (d)  Costs of Litigation or Arbitration. The parties agree that the
               ----------------------------------
     prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

     15.7 Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

     15.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15.9 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

     15.10. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

     15.11. Shareholder Guarantee. Each of the Shareholders severally and not jointly, hereby unconditionally guarantees the obligation of the Sellers to indemnify the Buyer for any Fraud and Title Claim successfully asserted by Buyer pursuant to Article 12. Any payments due under this Section 15.11 may be accomplished in whole or in part, at the option of the Buyer, by setting off any amount owed to the Shareholders by the Buyer. To the extent setoff is made by the Buyer in satisfaction or partial satisfaction of an obligation under this
Section 15.11 that is disputed by the Shareholders, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such obligation was not owed to the Buyer, the Buyer shall pay the Shareholders the amount which was set off and not owed together with interest from the date of setoff until the date of such payment at an annual rate equal to the Prime Rate as published in the Wall Street Journal.

     15.12. Glossary of Terms. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

     "Acquisition Proposal" - Section 9.4
     "Affiliate" - Section 1.2(e)
     "Assumed Liabilities" - Section 2.1
     "Average Accounts Payable" - Section 3.2(e)
     "Average Accounts Receivable" - Section 3.2(e)
     "Average Accrued Expenses" - Section 3.2(e)
     "Average Inventories" - Section 3.2(e)
     "Average Working Capital" - Section 3.2(e)
     "Business" - Recitals
     "Buyer's Accountants" - Section 3.3(b)
     "Buyer's Affiliates" - Section 12.1
     "Cash Amount" - Section 3.1(a)
     "CERCLA" - Section 4.11(c)
     "Claim" - Section 12.1
     "Closing" - Preamble to Article 13
     "Closing Date" - Preamble to Article 13
     "Code" - Section 3.6
     "Company Assets" - Section 1.1
     "Company Purchase Price" - Section 3.1(a)
     "Company's Accountants" - Section 3.3(b)(ii)
     "Company's Knowledge" - Section 4.6
     "Contracts" - Section 1.1(f)

     "Closing Date" - Section 3.3(a)
     "Employee Plans/Agreements" - Section 4.16(a)
     "Environmental Laws" - Section 4.11(c)
     "ERISA" - Section 4.16(a)
     "Escrow Agreement" - Section 3.2(b)
     "Escrow Amount" - Section 3.2(b)
     "Estimated Closing Balance Sheet" - Section 3.3(a)
     "Excluded Contracts" - Section 1.1(i)
     "Excluded Assets" - Section 1.2
     "Facilities" - Recitals
     "Final Closing Balance Sheet" - Section 3.3(b)(iii)
     "Fraud and Title Claims" - Section 12.5(a)(i)
     "Government Entities" - Section 4.3
     "HSR Act" - Section 4.3
     "IRS" - Section 3.6
     "Indemnified Party" - Section 12.3(a)
     "Indemnifying Party" - Section 12.3(a)
     "Inventory" - Section 1.1(c)
     "Laws" - Section 4.3
     "Lease Agreement" - Section 8.7
     "Leased Real Properties" - Section 8.7
     "Lessors" - Section 8.7
     "Liability" - Section 2.1
     "Liens" - Section 4.12(a)
     "Litigation" - Section 4.10
     "Material Adverse Effect" - Section 4.1(c)
     "Orders" - Section 4.3
     "Owned Property Purchase Price" - Section 3.1(b)
     "Owned Real Property" - Section 1.1(a)
     "Permitted Liens" - Section 4.12(a)
     "Personal Property Leases" - Section 1.1(d)
     "Plans" - Section 7.6
     "Products" - Section 4.20
     "Proration" - Section 3.4
     "Purchased Assets" - Section 1.1
     "Purchase Price Adjustment" - Section 3.2(e)
     "Real Property" - Section 4.12(c)
     "Real Property Leases" - Section 8.7
     "Recent Balance Sheet" - Section 4.4
     "Schedules" - Preamble to Article 4
     "Sellers" - Section 1.1
     "Settlement Date" - Section 3.2(e)
     "Shareholder Noncompetition Agreements" - Section 10.12
     "Third Accounting Firm" - Section 3.3(b)(iii)
     "Trade Rights" - Section 1.1(e)

     "Transferred Employee" - Section 7.1
     "WARN" - Section 7.3
     "Waste" - Section 4.11(c)
     "Year 2000 Compliant" - Section 4.18(b)

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                   WEC COMPANY


                                   By: /s/ Steven M. Vandemore
                                      ----------------------------------

                                   Its: Vice President

                                   TRU-PART MANUFACTURING
                                   CORPORATION


                                   By: /s/ Benjamin B. Calmenson
                                      ----------------------------------

                                   Its: Chairman of Board



                                   CAL PROPERTIES


                                   By: /s/ Robert J. Calmenson
                                      ----------------------------------

                                   Its: Managing Partner



                                   SHAREHOLDERS:

                                   /s/ Benjamin B. Calmenson
                                   -------------------------------------
                                   Benjamin B. Calmenson, as to Section 15.11
                                   only

                                   /s/ Calvin B. Calmenson
                                   -------------------------------------
                                   Calvin B. Calmenson, as to Section 15.11 only

                                   /s/ Robert L. Calmenson
                                   -------------------------------------
                                   Robert L. Calmenson, as to Section 15.11 only

                                   /s/ Buddy Howell
                                   -------------------------------------
                                   Buddy Howell, as to Section 15.11 only

                                      58